                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              ---------------------

                                 AMENDMENT NO. 3
                                       TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                            -------------------------

                            MEDIATELEVISION.TV, INC.
              (Exact Name of Small Business Issuer in our Charter)

         DELAWARE                     7812                   98-0361568
(State of Incorporation)  (Primary Standard Industrial    (I.R.S. Employer
                               Identification No.)       Identification No.)

                          ----------------------------

                         1904 WEST 16TH AVENUE, SUITE 1
                       VANCOUVER, BRITISH COLUMBIA V6J 2M4
                     (Address of principal executive office)

                          ----------------------------

                                 (604) 605 0507
               (Name, address and telephone of agent for service)

                          ----------------------------

                                   COPIES TO:

             THOMAS A. BRAUN                   PENNY O. GREEN
      THOMAS BRAUN LAW CORPORATION         MEDIATELEVISION.TV, INC.
    309 - 837 WEST HASTINGS STREET      1904 WEST 16TH AVENUE, SUITE 1
      VANCOUVER, BRITISH COLUMBIA        VANCOUVER, BRITISH COLUMBIA
             CANADA V6C 3N6                    CANADA, V6J 2M4

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement is declared effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 43, check the following box. [ ]

CALCULATION OF REGISTRATION FEE:

  Title of each class of       Dollar Amount to    Offering price    Maximum aggregate       Amount of
securities to be registered      be registered       per share         offering price     registration fee
----------------------------- ------------------ ----------------- --------------------- ------------------
Common Stock Par Value        287,132 shares          $0.20             $57,426.40             $92.00
$ 0.0001 per share            previously sold


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
                                        2

                                   PROSPECTUS

                            MEDIATELEVISION.TV, INC.
                                 287,132 SHARES
                                  COMMON STOCK

The selling shareholders named in this prospectus are offering all of the shares of common stock offered through this prospectus. The shares were acquired by the selling shareholders directly from us in a private offering that was exempt from registration under the US securities laws.

The selling shareholders will sell at a price of $0.20 per share until the Company's shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices

Our common stock is presently not traded on any market or securities exchange.

----------------------------

AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE SECTION ENTITLES "RISK FACTORS" ON PAGES 5 - 12.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

----------------------------

The Date of this Prospectus is:  January 25, 2002

                                TABLE OF CONTENTS

                                                                            Page
PART I - INFORMATION REQUIRED IN PROSPECTUS

Summary Information & Risk Factors                                            5
Use of Proceeds                                                              12
Determination of Offering Price                                              12
Dilution                                                                     12
Selling Security Holders                                                     13
Plan of Distribution                                                         15
Legal Proceedings                                                            16
Directors, Executive Officers, Promoters and Control Management              16
Security Ownership of Certain Beneficial Owners and Management               18
Description of Securities                                                    19
Interest of Named Experts and Counsel                                        20
Disclosure of Commission Position on Indemnification for
      Securities Act Liabilities                                             21
Description of Business                                                      21
Management's Discussion and Analysis or Plan of Operation                    32
Description of Property                                                      35
Certain Relationships and Related Transactions                               35
Market for Common Equity and Related Stockholder Matters                     36
Executive Compensation                                                       36
Financial Statements                                                         36
Changes in and Disagreements with Accountants on Accounting
      and Financial Disclosure                                               36

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Directors and Officers                                    37
Other Expenses of Issuance and Distribution                                  38
Recent Sales of Unregistered Securities                                      38
Exhibits                                                                     39
Undertakings                                                                 39
Signatures                                                                   41

                      SUMMARY INFORMATION AND RISK FACTORS

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. Because this is a summary, it may not contain all of the information that you should consider before receiving a distribution of our common stock. You should read this entire prospectus carefully.

FINANCIAL SUMMARY INFORMATION


The following table sets forth selected financial information, which should be read in conjunction with the information set forth under "Management Discussion and Analysis" and the accompanying consolidated Financial Statements of the Company and related notes includes elsewhere in this prospectus.

Income Statement Data
(audited)
--------------------------------- ------------------------- --------------------
                                      Six month period           Year ended
                                    ended March 31, 2002     September 30, 2001
--------------------------------- ------------------------- --------------------
Revenue                                             $  951               $ 9,964
-------                                             ------               -------
Expenses                                          $ 11,616               $73,038
--------                                          --------               -------
Net Profits (Losses)                            $ (14,579)             ($63,804)
--------------------                            ----------             ---------

Balance Sheet Data
(audited)
--------------------------------- ------------------------- --------------------
                                      Six month period           Year ended
                                    ended March 31, 2002     September 30, 2001
--------------------------------- ------------------------- --------------------
Working Capital (deficit)                       $ (11,411)              ($4,650)
-------------------------                       ----------              --------
Total Assets                                      $ 13,965               $22,732
------------                                      --------               -------
Total Liabilities                                 $ 14,698               $16,611
-----------------                                 --------               -------
Shareholder's Equity (Deficit)                     $ (733)                $6,121
------------------------------                     -------                ------


Our auditors have expressed substantial doubt regarding our ability to continue as a going concern.

MEDIATELEVISION.TV, INC.

Mediatelevision.tv, Inc. was incorporated on October 11, 2000 under the laws of the State of Delaware (hereinafter referred to as "we", "us", "our", "the Company", and "Mediatv"). Our principal offices are located at 1904 West 16th Avenue, Suite 1, Vancouver, British Columbia, Canada V6J 2M4.

On November 30, 2000 Mediatv incorporated Mediatelevision.tv Distribution Ltd. under the laws of British Columbia, Canada, for the purpose of carrying on business in Vancouver, British Columbia.

Mediatv is a production and distribution company that intends to specialize in syndicating episodic video series designed especially for the Internet. Mediatv intends to be in the business of content production, aggregation and syndication. We mediate between sites that need content and sites or production companies that need to sell content.

Mediatv has the following major components to our business:

         o Production Services - we produce streaming video as content for websites
         o Distribution Services - we plan to generate revenues for content producers by distributing their product
         o Content Syndication - we have streaming video content available for licensing by websites
         o Product Placement & Advertising - we sell advertising and product placement for Internet series and other streaming video which we distribute
         o Proprietary Software - we are developing templates for producing interactive episodic Internet shows
         o Encoding, Bandwidth and Hosting resale and other Media Management - we offer domain name registration and we resell web hosting, e-commerce packages and Internet bandwidth

THE OFFERING

Securities Offered:                        287,132 shares of common stock.  The
                                           offering price will be determined by
                                           market factors and the independent
                                           decision of the selling shareholders.
Minimum Number of shares to
be sold in this offering:                  None

Securities Issued and to be                2,287,132 shares of common stock are
Issued:                                    issued and outstanding as of the date
                                           of this prospectus. All of the common
                                           stock to be sold under this
                                           prospectus will be sold by existing
                                           shareholders.

Use of Proceeds:                           We will not receive any proceeds from
                                           the sale of the common stock by the
                                           selling shareholders.

RISK FACTORS

An investment in our common stock involves a high degree of risk. In addition to the other information contained in this prospectus, you should carefully consider the following risk factors and other information in the prospectus before investing in our common stock.

RISKS RELATED TO BUSINESS

The Securities offered may qualify as penny stocks and may affect the ability of shareholders to sell their shares

The initial offering price of the Company's common shares will be $0.20, and are therefore may be subject to the provisions of Section 15(g) and Rule 15g-9 of the Securities Exchange Act of 1934, as amended (the 'Exchange Act"), commonly referred to as the "penny stock" rule. Section 15(g) sets forth certain requirements for transactions in penny stocks and Rule 15g9(d)(1) incorporates the definition of penny stock as that used in Rule 3a5l-l of the Exchange Act. The Commission generally defines penny stock to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. Rule 3a5l-l provides that any equity security is considered to be a penny stock unless that security is: registered and traded on a national securities exchange meeting specified criteria set by the Commission; authorized for quotation on the NASDAQ Stock Market; issued by a registered investment company; excluded from the definition on the basis of price (at least $5.00 per share) or the issuer's net tangible assets; or exempted from the definition by the Commission. If the Company's shares are deemed to be a penny stock, trading in the shares will be subject to additional sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors, generally persons with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse. For transactions covered by these rules, broker-dealers must make a special suitability determination for the purchase of such securities and must have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the first transaction, of a risk disclosure document relating to the penny stock market. A broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information for the penny stocks held in the account and information on the limited market in penny stocks. Consequently, these rules may restrict the ability of broker dealers to trade and/or maintain a market in the Company's Common Stock and may affect the ability of shareholders to sell their shares.

Lack of market for common stock

There is no established public trading market or market maker for our securities. There can be no assurance that a market for our common stock or will be established or, that if established, a market will be sustained. Any purchasers of our securities may be unable to resell them, and therefore, potential buyers should be able to bear the financial burden of losing their entire investment.

Because We Have Only Recently Commenced Business Operations, We Face A High Risk
--------------------------------------------------------------------------------
of Business Failure.
--------------------

We were incorporated on October 11, 2000. We are at an early stage of our development and have a limited operating history and we face all of the risks and uncertainties encountered by development stage companies in new, unproven and rapidly evolving markets. Among other things, our business will require:

         o Developing our relationships with producers of streaming video; o Developing or obtaining software and technology that enables us to deliver digital entertainment content;

         o Successful marketing of our existing and planned products and services;

         o  Responding effectively to competitive pressures;

         o Maintaining and developing marketing relationships to expand our consumer base; and

         o Attracting and maintaining qualified and talented personnel in the areas of management and technology.

If we are unable to achieve the above goals, or other requirements for successful growth of an development stage media company, our business, financial condition and the results of our operations could be materially adversely affected.

Because We Have Only Recently Commenced Business Operations, We Expect to Incur
-------------------------------------------------------------------------------
Operating Losses For The Foreseeable Future.
--------------------------------------------

We have a limited operating history, have incurred losses and may continue to realize losses. We reported net losses in the twelve months ended September 30, 2001of $63,804. We anticipate that we will continue to lose money in the foreseeable future as our operating expenses continue to increase. We cannot guarantee that we will ever achieve profitable operations or generate significant revenue with our current products and strategy.

There is substantial doubt as to our ability to continue as a going concern based on our past operating losses and predicted future operating losses. Our auditor has issued a going concern opinion on our financial statements expressing substantial doubt that we can continue as a going concern for a reasonable period of time unless sufficient equity financing can be secured. There can be no assurances that any required capital can be obtained on terms favorable to the Company.

Reliance on Certain Alliances
-----------------------------

Thus far we have only secured one on-line digital distribution agreement with a production company owned by the President of Mediatv. We believe that in order for us to be profitable we must establish relationships with production companies in order to have sufficient product to distribute. If we are unable to build such relationships, we may not be able to operate our business according to our current plan and we may not be able to generate revenues.

If we cannot Establish and Maintain Brand Recognition of Mediatv, we will not be
--------------------------------------------------------------------------------
able to Successfully Conduct our Operations.
--------------------------------------------

We believe that our future success depends on promotion and favorable perception of the Mediatv brand in the online and entertainment industries and in the media. Our financial condition and operating results will suffer if we cannot obtain brand recognition.

If We Do Not Obtain Additional Financing, Our Business May Fail.
----------------------------------------------------------------

Our business plan calls for increased expenses in connection with maintaining our websites, producing and distributing content, if we are to expand and improve our offerings. Our capital requirements depend on several factors, including the rate of market acceptance, the ability to expand our consumer base, the level of our sales and marketing costs, production costs, costs of web site upgrades and other factors. If capital requirements vary materially from those currently planned, we may require additional financing. We cannot guarantee that financing will be available in amounts or on terms acceptable to Mediatv. If equity securities are issued in connection with a financing, dilution to our shareholders may result. We intend to devote substantial resources to the further development of our business. Accordingly, we will require additional financing in order to finance this development expense. We do not have any arrangements for financing and we can provide no assurance that we will be able to obtain the required financing when needed. Obtaining additional financing will be subject to a number of factors, including market conditions, investor acceptance of our business plan and investor sentiment. These factors may make the timing, amount, terms and conditions of additional financing unattractive or unavailable to us. If we are not successful in achieving financing in the amount necessary to acquire, develop and distribute video series for the Internet, then we will not be able to achieve revenues and our business will fail.

Growth May Cause us to Fail.
----------------------------

If our operations grow in a manner that exceeds our expectations, we are in danger of not having the infrastructure to support it - we may not have sufficient bandwidth or we may not be able to get sufficient bandwidth to support a large number of users on our sites and this could result in a negative consumer experience or could jeopardize our relationships and contractual agreements. We may not have adequate staff and infrastructure to handle customer service if we grow.

We cannot be sure of our ability to successfully manage all the tasks associated with developing and maintaining a successful enterprise. Any failure by management to guide and control growth effectively, which includes implementing adequate systems, procedures and controls in a timely manner, could have a material adverse effect on our business, financial condition and results of operations. We cannot be sure that we can successfully launch our services, or that we will achieve or sustain profitability or positive cash flow from operating activities in the future. If we cannot achieve operating profitability or positive cash flow from operating activities, we may not be able to meet our debt service or working capital requirements and, consequently, our common stock may have little or no value.

International Expansion May Create Problems for Us.
---------------------------------------------------

We intend to expand our business globally. In the event that we conduct such expansion, we may encounter many of the risks associated with international business expansion. Such risks include, but are not limited to language barriers, fluctuations in currency exchange rates, political and economic instability, regulatory compliance difficulties and problems enforcing agreements.

If We Are Unable To Hire And Retain Key Personnel, then We May Not be Able to
-----------------------------------------------------------------------------
Implement Our Business Plan.
----------------------------

We depend on the services of our senior management and key technical and creative personnel. In particular, our success depends on the continued efforts of Penny O. Green, our chief executive officer, as well as on our ability to recruit, retain and motivate other officers and key employees. Competition for qualified personnel is intense and there are a limited number of people with knowledge of and experience in the Internet and entertainment industries. The loss of the services of any of our officers or senior managers could harm our business. We may not be able to hire and retain a sufficient number of qualified employees to grow our business as planned.

We Risk System Failure Because We Rely on Internally Developed Software.
------------------------------------------------------------------------

Mediatv uses some internally developed software in its web site, media store and some aspects of its transaction processing and order management. Our inability to modify this software as necessary to accommodate increased traffic on our Web site or increased volume through our transaction processing and order management systems may cause unanticipated system disruptions, slower response times, impaired quality and speed of order fulfillment, degradation in customer service, and delays in reporting accurate financial information. Any of these events could have a materially adverse affect on Mediatv.

The Online Entertainment Industry is Very Competitive.
------------------------------------------------------

The business of online entertainment is very competitive and we believe such competition will continue to grow and intensify. In addition to competition on the Internet, we will face competition from new forms of digital entertainment distribution such as DVDs. We will also compete with other forms of leisure for consumer spending, such as sports.

Once the Company is able to launch operations, we will be competing with more established on-line entertainment distribution companies. These competitors may include major music labels, movie studios, major technology companies, as well as established on-line companies. Many of our future competitors have substantially greater access to capital than us, greater financial, technical, marketing, sales and distribution resources than ours, and more experience than us in distribution of on-line entertainment and in the production of entertainment. Some of our future competitors for content distribution are:
Screaming Media Inc., which is in the business of content aggregation and distribution, iSyndicate, a provider of syndication solutions and content, and Atom Films Inc., which is in the business of distributing short films.

Protection of our  Intellectual Property is Limited and Efforts to Protect our
------------------------------------------------------------------------------
Intellectual Property may be Inadequate, Time-Consuming and Expensive
---------------------------------------------------------------------

We regard our trademarks, service marks, copyrights, trade secrets and similar intellectual property as critical to our success. The unauthorized reproduction or other misappropriation of our trademarks or other intellectual property could diminish the value of our proprietary rights or reputation. If this were to occur, our business could be materially and adversely affected.

We rely upon a combination of trademark and copyright law, patent law, trade secret protection and confidentiality and license agreements with our employees, customers and others to protect our proprietary rights. We have not yet filed any applications for patents, but we have filed one trademark application with the United States Patent and Trademark Office. Furthermore, policing and enforcement against the unauthorized use of our intellectual property rights could entail significant expenses and could prove difficult or impossible.

We May be Exposed to Liability for Content Distributed Through Our Website.
---------------------------------------------------------------------------

We may be liable to third parties for content on our website and any other materials we distribute and we may be subject to claims for defamation, negligence, copyright or trademark infringement, invasion of privacy and publicity, unfair competition or other liabilities based on the nature and content of material that we distribute and publish through our website.

Liability or alleged liability for distributing and publishing content on our website could harm our business by damaging our reputation, requiring us to incur legal costs, exposing us to significant damage awards, and could divert management's attention to the business.

Our Limited Experience Selling and Marketing our Services May Impede Expansion
------------------------------------------------------------------------------
of Our Business.
----------------

We have had relatively little experience marketing our services and may not be able to successfully implement our sales and marketing initiatives. Marketing our services in order to expand our customer base is crucial to the success of our business. Our sales people work on a commission only basis and have been hired in May, 2001. We may be unable to hire, retain, integrate and motivate sales and marketing personnel. New sales and marketing personnel may also require a substantial period of time to become effective. Unsuccessful sales or marketing efforts or a material lengthening of our sales cycle could have material adverse effects on our revenues. To date, our commissioned sales team has not achieved any sales. There can be no assurance that our sales team will achieve any sales in the future, or enough sales for the Company to become profitable.

Potential Acquisitions and Strategic Investments May Result in Increased
------------------------------------------------------------------------
Expenses, Difficulties in Integrating Target Companies and Diversion of
-----------------------------------------------------------------------
Management's Attention
----------------------

Although we are not currently in discussions with any party, we anticipate undertaking one or more acquisitions or strategic investments in the near future to expand our range of technology and products and to gain access to new markets. Growth through acquisitions entails many risks, including the following:

         o our management's attention may be diverted during the acquisition and integration process;
         o we may face costs, delays and difficulties of integrating the acquired company's operations, technologies and personnel into our existing operations, organization and culture;
         o the adverse impact on earnings of amortizing the acquired company's intangible assets may be significant, particularly in light of the high valuations of many Internet and other information technology services companies;
         o we may issue new equity securities to pay for acquisitions, which would dilute the holdings of existing stockholders;
         o the timing of the acquisition or our failure to meet operating expectations for acquired businesses may impact adversely on our financial condition; and
         o we may be adversely affected by expenses of any undisclosed or potential legal liabilities of the acquired company, including intellectual property, employment and warranty and product liability-related problems.

If realized, any of these risks could have a material adverse effect on our business, financial condition and operating results.

RISKS OF DOING BUSINESS ON THE INTERNET

Our Ability to Earn Revenues is Dependent on the Internet and on Market
-----------------------------------------------------------------------
Acceptance of Digital Entertainment.
------------------------------------

The distribution of digital entertainment online is an emerging market. Our future revenues are dependent on consumer acceptance of watching digital entertainment over the Internet. The growth of the Internet could slow down. Demand for new products and services on the Internet are subject to uncertainty, and most of the products and services Mediatv is offering are new. We cannot assure you that the necessary infrastructure, such as a reliable network backbone, or complementary products will be developed or that the Internet will prove to be a viable commercial marketplace.

Because most of our anticipated customers are operators of commercial Web sites, demand for our services will depend in large part on continued growth in use of the Internet. If the Internet develops more slowly than we expect as a commercial or business medium, demand for our services will be lower than we expect.

We May Encounter Security Risks on the Internet.
------------------------------------------------

The growth of E-commerce depends on the development of technology and services to allow secure transmission of confidential information over the Internet. The use of the Internet could decline if the security of on-line consumers is compromised or if consumers perceive it to be compromised. We may be required to spend money to protect against the threat of security breaches or to alleviate problems caused by such breaches. Protections against security breaches may not be available at a reasonable price or at all.

If We Become Subject To Burdensome Government Regulations Affecting The
-----------------------------------------------------------------------
Internet, Our Business Could by Adversely Affected.
---------------------------------------------------

Mediatv is subject, both directly and indirectly, to various laws and regulations relating to its business. Laws and regulations applicable to the Internet are increasing. The United States Congress has enacted Internet laws regarding children's privacy, copyrights and taxation. This and other legislation could decrease the growth of the Internet, decreasing the demand for Mediatv's products and services. Other legislation could impose additional burdens on companies conducting business online which could increase the cost of doing business or otherwise have an adverse affect on Mediatv.

RISKS RELATED TO OUR SECURITIES

A Limited Number of Stockholders Control us, and their Interests may be
-----------------------------------------------------------------------
Different Than Yours.
---------------------

Penny Green, our Chief Executive Officer beneficially owns approximately 67% of our outstanding common stock and Thomas Braun, our Corporate Counsel beneficially owns approximately 22% of outstanding common stock. These stockholders are able to significantly influence all matters requiring approval by our stockholders, including the election of directors and the approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying, deterring or preventing a change in control of Mediatv and may make some transactions more difficult or impossible without the support of Ms. Green and Mr. Braun.

We Indemnify our Directors Against Liability to the Company and our
-------------------------------------------------------------------
Stockholders.
-------------

Mediatv's By-Laws allow for the indemnification of company Officers and Directors in regard to their carrying out the duties of their offices. The by-laws also allow for reimbursement of certain legal defenses.

As to indemnification for liabilities arising under the Securities Act of 1933 for directors, officers or persons controlling Mediatv, Mediatv has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and unenforceable.

We Have Never Paid Dividends.
-----------------------------

We have never paid any cash dividends and currently do not intend to pay any dividends for the foreseeable future. To the extent that we require additional funding currently not provided for in our financing plan, our funding sources may likely prohibit the payment of dividends.

                           FORWARD- LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology including, "could" "may", "will ", "should", "expect", "plan", "anticipate", "believe", "estimate", "predict", "potential", the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially.

                                 USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders.

                         DETERMINATION OF OFFERING PRICE

Selling shareholders will sell at a price of $.20 per share until our shares are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices.

                                    DILUTION

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.

                              SELLING SHAREHOLDERS

The selling shareholders named in this prospectus are offering all of the 287,132 shares of common stock offered through this prospectus. The shares include the following:

         1. 287,132 shares of common stock that the selling shareholders acquired from us in an offering that was exempt from registration under section 4(2) and regulation S of the Securities Act of 1933 and completed on January 22, 2002.
         2. The shares owned directly and indirectly by controlling shareholders Penny Green and Thomas Braun are not being registered for sale.

The following table provides as of January 22, 2002 information regarding the beneficial ownership of our common stock held by each of the selling shareholders, including:

         1. the number of shares owned by each prior to this offering;
         2. the total number of shares that are to be offered for each;
         3. the total number of shares that will be owned by each upon completion of the offering;
         4. the percentage owned by each; and
         5. the identity of the beneficial holder of any entity that owns the shares.

------------------------- -------------- -------------- ----------- ------------ ------------
                                                                                   Percent
                                                          Maximum                   Owned
                              Shares                     Number of   Beneficial      Upon
                            Owned Prior                   Shares     Ownership    Completion
  Name of Selling             To This                      Being       After       of this
  Stockholder                Offering       Percent       Offered    Offering      Offering
------------------------- -------------- -------------- ----------- ------------ ------------
Badior, Michael                   2,000   Less than 1%       2,000            0            0
------------------------- -------------- -------------- ----------- ------------ ------------
Braun, Karin                      5,000   Less than 1%       5,000            0            0
------------------------- -------------- -------------- ----------- ------------ ------------
Braun, Peter                     57,500           2.5%      57,500            0            0
------------------------- -------------- -------------- ----------- ------------ ------------
Bruk, Steven                      3,000   Less than 1%       3,000            0            0
------------------------- -------------- -------------- ----------- ------------ ------------
Chandra, Romi                     1,000   Less than 1%       1,000            0            0
------------------------- -------------- -------------- ----------- ------------ ------------
Crottey, Timothy                  1,500   Less than 1%       1,500            0            0
------------------------- -------------- -------------- ----------- ------------ ------------
Di Persico, Paulo                 7,000   Less than 1%       7,000            0            0
------------------------- -------------- -------------- ----------- ------------ ------------
Dixon, Ted                        5,000   Less than 1%       5,000            0            0
------------------------- -------------- -------------- ----------- ------------ ------------
Drescher, Tony                    5,000   Less than 1%       5,000            0            0
------------------------- -------------- -------------- ----------- ------------ ------------
Farris, Ernest                    3,000   Less than 1%       3,000            0            0
------------------------- -------------- -------------- ----------- ------------ ------------
Farris, Ingrid                    3,000   Less than 1%       3,000            0            0
------------------------- -------------- -------------- ----------- ------------ ------------
Fossen, Shauna                    1,500   Less than 1%       1,500            0            0
------------------------- -------------- -------------- ----------- ------------ ------------
Fuji, Michiko                     1,000   Less than 1%       1,000            0            0
------------------------- -------------- -------------- ----------- ------------ ------------
Gaudet, Annette                   1,700   Less than 1%       1,700            0            0
------------------------- -------------- -------------- ----------- ------------ ------------
Gaudet, Gina                      1,700   Less than 1%       1,700            0            0
------------------------- -------------- -------------- ----------- ------------ ------------
Goldentur International
Corporation  (1)                  1,000   Less than 1%       1,000            0            0
------------------------- -------------- -------------- ----------- ------------ ------------
Green, Angela                    61,000           2.7%      61,000            0            0
------------------------- -------------- -------------- ----------- ------------ ------------
Green, Violet                    17,800   Less than 1%      17,800            0            0
------------------------- -------------- -------------- ----------- ------------ ------------

(1) Goldentur International Corporation is not a broker-dealer or an affiliate of a broker-dealer

                                       13


------------------------- -------------- -------------- ----------- ------------ ------------
                                                                                   Percent
                                                          Maximum                   Owned
                              Shares                     Number of   Beneficial      Upon
                            Owned Prior                   Shares     Ownership    Completion
  Name of Selling             To This                      Being       After       of this
  Stockholder                Offering       Percent       Offered    Offering      Offering
------------------------- -------------- -------------- ----------- ------------ ------------
Hale, Rick                        1,000   Less than 1%       1,000            0            0
------------------------- -------------- -------------- ----------- ------------ ------------
Hammer, Mark                      1,700   Less than 1%       1,700            0            0
------------------------- -------------- -------------- ----------- ------------ ------------
Higgins, Duncan                   5,000   Less than 1%       5,000            0            0
------------------------- -------------- -------------- ----------- ------------ ------------
Higgins, Norma                    5,000   Less than 1%       5,000            0            0
------------------------- -------------- -------------- ----------- ------------ ------------
Kunos, Annamaria                  1,000   Less than 1%       1,000            0            0
------------------------- -------------- -------------- ----------- ------------ ------------
Lower, Scott                      1,000   Less than 1%       1,000            0            0
------------------------- -------------- -------------- ----------- ------------ ------------
Marimuthu, Prem                   1,700   Less than 1%       1,700            0            0
------------------------- -------------- -------------- ----------- ------------ ------------
Martinov, Sergei                  1,000   Less than 1%       1,000            0            0
------------------------- -------------- -------------- ----------- ------------ ------------
McWhinney, Edward                 3,000   Less than 1%       3,000            0            0
------------------------- -------------- -------------- ----------- ------------ ------------
Milka, Suzanne                    1,000   Less than 1%       1,000            0            0
------------------------- -------------- -------------- ----------- ------------ ------------
Minh, Cao                         1,000   Less than 1%       1,000            0            0
------------------------- -------------- -------------- ----------- ------------ ------------
Moschini, David                   3,000   Less than 1%       3,000            0            0
------------------------- -------------- -------------- ----------- ------------ ------------
Muenz, George                     1,700   Less than 1%       1,700            0            0
------------------------- -------------- -------------- ----------- ------------ ------------
Northcott, Bonny                  1,000   Less than 1%       1,000            0            0
------------------------- -------------- -------------- ----------- ------------ ------------
Paterson, Tim                     1,500   Less than 1%       1,500            0            0
------------------------- -------------- -------------- ----------- ------------ ------------
Remillard, Joan                   6,666   Less than 1%       6,666            0            0
------------------------- -------------- -------------- ----------- ------------ ------------
Remillard, Heather               13,000   Less than 1%      16,000            0            0
------------------------- -------------- -------------- ----------- ------------ ------------
Richardson, Caroline              1,000   Less than 1%       1,000            0            0
------------------------- -------------- -------------- ----------- ------------ ------------
Ryan, Chris                      11,666   Less than 1%      11,666            0            0
------------------------- -------------- -------------- ----------- ------------ ------------
Ryan, Kasia                       3,000   Less than 1%       3,000            0            0
------------------------- -------------- -------------- ----------- ------------ ------------
Sakurai, Tomoko                   1,000   Less than 1%       1,000            0            0
------------------------- -------------- -------------- ----------- ------------ ------------
Siam Oceanic Fund, Ltd.           1,000   Less than 1%       1,000            0            0
------------------------- -------------- -------------- ----------- ------------ ------------
Towill, David                     2,500   Less than 1%       2,500            0            0
------------------------- -------------- -------------- ----------- ------------ ------------
Trinh, Anna                       5,000   Less than 1%       5,000            0            0
------------------------- -------------- -------------- ----------- ------------ ------------
Trinh, Christine                  1,000   Less than 1%       1,000            0            0
------------------------- -------------- -------------- ----------- ------------ ------------
Trinh, Chuc                       5,000   Less than 1%       5,000            0            0
------------------------- -------------- -------------- ----------- ------------ ------------
Trinh, Theresa                    1,000   Less than 1%       1,000            0            0
------------------------- -------------- -------------- ----------- ------------ ------------
Trinh, Vincent                   10,000   Less than 1%      10,000            0            0
------------------------- -------------- -------------- ----------- ------------ ------------
Tunnicliffe, Ryan                15,000   Less than 1%      15,000            0            0
------------------------- -------------- -------------- ----------- ------------ ------------
Williams, Jay                     1,000   Less than 1%       1,000            0            0
------------------------- -------------- -------------- ----------- ------------ ------------
Worland, Ian                      1,000   Less than 1%       1,000            0            0
------------------------- -------------- -------------- ----------- ------------ ------------

Except as otherwise noted in the above list, the named party beneficially owns and has sole voting and investment power over all shares or rights to these shares. The numbers in this table assume that none of the selling shareholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold.

The percentages are based on the 2,287,132 shares of common stock outstanding on January 22, 2002.

Ryan Tunnicliffe is the Executive Director of Mediatv and he is the director and editor of FashionFreakz.com.
Heather Remillard is the hostess of FashionFreakz.com.
Joan Remillard is the mother of Heather Remillard.
Chris Ryan is the Sales Manager.
Paulo Di Persico is the Director of Photography for FashionFreakz.com.
Violet Green is Penny Green's mother.
Angela Green is Penny Green's sister.
Peter Braun is Thomas Braun's father.

Other than as disclosed above, none of the selling shareholders or their beneficial owners:
         o has had a material relationship with us other than as a shareholder at any time within the past three years; or
         o has ever been one of our officers or directors or an officer or director of our predecessors or affiliates.

                              PLAN OF DISTRIBUITON

Once the Company's shares are quoted on the OTC Bulletin Board or similar market, and not before such time, the selling shareholders may sell some or all of their common stock in one or more transactions, including block transactions:

         1. On such public markets as the common stock may from time to time be trading. Selling shareholders may sell at a fixed price of $0.20 per share until such time that the shares are quoted on the OTC Bulletin Board, at which time the shares will be sold at prevailing market prices;
         2. In privately negotiated transactions;
         3. Through the writing of options of the common stock;
         4. In short sales; or
         5. In any combination of these methods of distribution.

The sales price to the public may be:

         1. The market price prevailing at the time of sale;
         2. A price related to such prevailing market price; or
         3. Such other price as the selling shareholders determine from time to time.

The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144.


We are bearing all costs relating to the registration of the common stock. The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling shareholders must comply with the requirements of the Securities Act and the Securities Exchange Act in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

         1. Not engage in any stabilization activities in connection with our common stock;
         2. Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and
         3. Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act.

                                LEGAL PROCEEDINGS

We are not aware of any pending or threatened legal proceedings which involve Mediatv or any of its properties or subsidiaries.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

DIRECTORS AND OFFICERS

Our Bylaws provide that we shall have a minimum of one director and a maximum of 8 directors on the board at any one time. Our current directors and officers are as follows:

NAME                 AGE        POSITION
----                 ---        --------

Penny Green          30         Director, President and Chief Executive Officer

Penny Green will serve as a director until our next annual shareholder meeting or until a successor is elected who accepts the position. Directors are elected for one-year terms.

Penny Green, has been C.E.O., President and Director of Mediatv since October, 2000 and was developing the concept and business plan for Mediatv for several years previously. Ms. Green worked as VP, Business Development of Angelaudio.com, Inc. (OTCBB: AADC), an online music distribution company, from May, 2000 to September, 2000. From April, 1999 to December, 1999 she worked as VP, Production and Programming for Payforview.com Corp (OTC.BB.PAYV). From March 1998 to the present, Ms. Green has acted as the President of production, consulting and finance company Bacchus Entertainment Ltd. Ms. Green was the Director of International Sales for film distribution company Westar Entertainment, Inc., a subsidiary of Eclipse Entertainment, Inc. (OTCBB: ECLE) from February 1998 to November 1998. From 1996 to June 1998 Ms. Green worked as a securities and entertainment lawyer at the firms Lang, Michener and Baily, McLean. In 1995, Ms. Green articled at the firm Fasken Martineau (then Russel & DuMoulin). Ms. Green has a B.A. in English Literature from the University of Trent and an LL.B. (Bachelor of Laws) from the University of British Columbia. Ms. Green has also taken courses in continuous disclosure and taking companies public at Simon Fraser University.

SIGNIFICANT EMPLOYEES

Ryan Tunnicliffe

Ryan Tunnicliffe has been Creative Director of Mediatelevision.tv since October 2000. He is the director, editor and co-creator of Fashionfreakz.com. Mr. Tunnicliffe has achieved success and recognition as an artist, musician and filmmaker, talents that have led him in his primary occupation for the past eight years. Mr. Tunnicliffe has directed eight short films, three of which have been sold to the Canadian Broadcasting Corporation, and was invited to participate in the 2001 European Arts Festival as a filmmaker. His experience includes producing webcasts and interviews for such high profile bands as Atlantic recording artist Bif Naked, and Vancouver bands Rhymes with Orange and Pilgrims of the Mind. Mr. Tunnicliffe has a Bachelor of Fine Arts from the Emily Carr Institute of Design.

FAMILY RELATIONSHIPS

There are no family relationships among our officers, directors, or persons nominated for such positions.

LEGAL PROCEEDINGS

No officer, director, or persons nominated for these positions, and no promoter or significant employee of our corporation has been involved in legal proceedings that would be material to an evaluation of our management.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth the ownership, as of January 22, 2002, of our common stock by each of our directors, and by all executive officers and by our directors as a group. To the best of our knowledge, all persons named have sole voting and investment power with respect to the shares, except as otherwise noted.

SECURITY OWNERSHIP OF OFFICERS AND DIRECTORS

TITLE OF                            NO. OF           CURRENT
CLASS     NAME & ADDRESS            SHARES            %OWNED
------------------------------------------------------------

Common   Thomas Braun 1            500,000           21.86%
         309 - 837 West Hastings Street
         Vancouver, BC  V6C 3N6

Common   Penny O. Green 2        1,500,000           65.58%
         1904 West 16th Avenue, Suite 1
         Vancouver, BC  V6J 2M4

Common    All Officers and       2,000,000           87.44%
          Directors as a Group

1. Thomas Braun's shares are registered in the name of his private consulting company Braun Management Services, Inc.

2. Penny O. Green owns 500,000 common shares in her name directly and also beneficially owns 1,000,000 common shares owned by Bacchus Entertainment Ltd., a company of which she is the sole shareholder.

Other than Penny Green and Thomas Braun, no person beneficially owns more than 5% of our outstanding common stock.

CHANGES IN CONTROL

There are currently no arrangements which would result in a change in control of Mediatv.

                            DESCRIPTION OF SECURITIES

COMMON STOCK

The authorized capital stock of Mediatv consists of 80,000,000 Common Shares, $0.0001 par value and 20,000,000 preferred shares, par value $0.0001. Holders of the Common Stock have no preemptive rights to purchase additional shares of Common Stock or other subscription rights. The Common Stock carries no conversion rights and is not subject to redemption or to any sinking fund provisions. All shares of Common Stock are entitled to share equally in dividends from sources legally available, therefore, when, as and if declared by the Board of Directors, and upon liquidation or dissolution of Mediatv, whether voluntary or involuntary, to share equally in the assets of the company available for distribution to stockholders. All outstanding shares of Common Stock are validly authorized and issued, fully paid and non-assessable. The Board of Directors is authorized to issue additional shares of Common Stock not to exceed the amount authorized by Mediatv's Articles of Incorporation, on such terms and conditions and for such consideration as the Board may deem appropriate without further stockholder action.

The above description concerning the Common Stock of the Company does not purport to be complete. Reference is made to Mediatv's Articles of Incorporation and Bylaws which are available for inspection upon proper notice at Mediatv's offices, as well as to the applicable statutes of the State of Delaware for a more complete description concerning the rights and liabilities of stockholders.

VOTING RIGHTS

Each holder of Common stock is entitled to one vote per share on all matters on which such stockholders are entitled to vote. Since the shares of Common Stock do not have cumulative voting rights, the holders of more than fifty percent of the shares voting for the election of directors can elect all the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any person to the Board of Directors.

DIVIDEND POLICY

Holders of Mediatv's Common Stock are entitled to dividends if declared by the Board of Directors out of funds legally available therefore. Mediatv does not anticipate the declaration or payment of any dividends in the foreseeable future. We intend to retain earnings, if any, to finance the development and expansion of its business. Future dividend policy will be subject to the discretion of the Board of Directors and will be contingent upon future earnings, if any, Mediatv's financial condition, capital requirements, general business conditions and other factors. Therefore, there can be no assurance that any dividends of any kind will ever be paid.

STOCK TRANSFER AGENT

Upon completion of this offering, we intend to engage an independent stock transfer agency firm to serve as our registrar and stock transfer agent.

SHARES ELIGIBLE FOR FUTURE SALE

The 287,132 shares of common stock registered in this offering will be freely tradable without restrictions under the Securities Act. No shares held by our "affiliates" (officers, directors or 10% shareholders) are being registered hereunder. The remaining 2,000,000 of our outstanding shares are held by affiliates: Thomas Braun owns 500,000 shares, all of which have been held for more than one year, Penny Green owns 500,000 shares in her name and 1,000,000 shares through Bacchus Entertainment Ltd., of which she is the sole shareholder, for a total of 1,500,000 shares, all of which have been held for more than one year.

In general, under Rule 144, as currently in effect, any of our affiliates and any person or persons whose sales are aggregated who has beneficially owned his or her restricted shares for at least one year, may be entitled to sell in the open market within any three-month period a number of shares of common stock that does not exceed the greater of (i) 1% of the then outstanding shares of our common stock, or (ii) the average weekly trading volume in the common stock during the four calendar weeks preceding any sale. Sales under Rule 144 are also affected by limitations on manner of sale, notice requirements, and availability of current public information about us. Non-affiliates who have held their restricted shares for two years may be entitled to sell their shares under Rule 144 without regard to any of the above limitations, provided they have not been affiliates for the three months preceding any sale.

The 1,500,000 outstanding restricted securities held by Ms. Green, a director of the company, are subject to the sale limitations imposed by Rule 144. The 500,000 outstanding restricted securities held by Mr. Braun, the Company's Corporate Counsel, are subject to the sale limitation imposed by Rule 144. The availability for sale of substantial amounts of common stock under Rule 144 could adversely affect prevailing market prices for our securities.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

ACCOUNTANTS

Our Audited Financial Statements for the period of October 11, 2000 (inception) to September 30, 2001 have been included in this prospectus in reliance upon Stefanou & Company, LLP, as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by our counsel, Thomas A. Braun. Mr. Braun owns 500,000 common shares with a par value of $0.0001 in Mediatv.

            DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
                           SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the SEC, the indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification for liabilities, other than the payment by us of expenses incurred or paid by our directors, officers or controlling persons in the successful defense of any action, suit or proceedings, is asserted by the director, officer, or controlling person in connection with any securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to court of appropriate jurisdiction the question whether the indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issues.

                             DESCRIPTION OF BUSINESS

THE STREAMING CONTENT INDUSTRY

Streaming may be characterized as a client-side playback of time-based media that originates on a server. Streaming media is sound and pictures that are transmitted on the Internet in a streaming or continuous fashion, using data packets. Streaming video is a sequence of moving images that are sent in compressed form over the Internet and exhibited to the viewer as they arrive. Streaming allows a steady flow of media data from the server to the client, allowing viewing or listening to begin seconds after a stream is demanded. Effective reception of streaming media requires some form of broadband technology such as cable modem or DSL.

A streamed file is simultaneously downloaded and viewed, but leaves behind no physical file on the viewer's machine. This allows the content owner control over the dissemination of the content, and allows the content owner to restrict access to the content to person who are connected to the server and receiving the stream. Restricting access may reduce the amount of pirating and unauthorized exploitation of the content.

To access streaming media, a viewer needs a player, which is a program that uncompresses and sends video and audio data to the viewer's computer. Major streaming media technologies include RealSystem G2 from RealNetwork, and Microsoft Windows Media.

We believe that the Internet is establishing itself as a leading communications tool as well as an entertainment medium. Statistics show that the Internet is growing in popularity worldwide. We believe that broadband access is creating new media opportunities. Based on our observations of the Internet and of digital media that is available through other mediums, we believe that there is a growing demand for media which allows viewers to inquire, discuss, argue, play, shop, critique, investigate and inform.

Syndication companies have traditionally made it possible for comics, articles, photos and television shows to reach new audiences. Syndication has been a fundamental way to distribute content on radio, television and newspapers for decades. Recently, companies like Screaming Media and iSyndicate have built on the traditional syndication model to distribute text, images and audio over the Internet. We believe that opportunities exist for the syndication of video over digital networks.

Based on our observations and based on conversations with our clients, we believe that digital media is becoming an essential communication tool for many organizations. It is our observation that many producers and exhibitors of entertainment products are including an Internet component in their production and marketing plans. It is our assumption that, as opposed to the more generic television audience, the Internet audience has individual niches, demographics, and expectations. We believe that content for the Internet should be designed with niche audiences in mind. We also believe that video content for the Internet can maximize communication and commerce potential by including interactive elements. Because the management of Mediatv is young, and because we are in daily contact with other young people in the media business, we have decided to position ourselves to target a younger audience, especially the audience in the 18 - 35 age range. We are assuming that this market exists based on anecdotal evidence. We believe that due to the youth of our management and the expertise of our management in areas associated with younger audiences, we will be able to create and acquire media that appeals to a younger audience.

Since we specialize in designing shows for the Internet, we intend to work with television production companies and other producers of entertainment to help them ensure that the Internet potential of their brand is exploited for maximum revenues.

By forging relationships with content creators, we intend to make available to web sites a selection of streaming video, animation and other forms of moving images. We also intend to make some of these products available to brand managers for product placement, sponsorship and branding.

The Internet industry, the film industry and the music industry have been struggling with ways in which to converge technology and entertainment to create a business model that combines the traditional forms of entertainment while maximizing interactive features of the Internet. At Mediatv we intend to work towards creating digital media solutions which allow effective communication between digital content creators and viewers.

THE COMPANY

The concept behind Mediatv is based on our assumption that over the next few years, as the Internet grows in its capacities and as the worldwide penetration of bandwidth increases, the demand for original video programming designed especially for the Internet will increase. We believe commercial opportunity exists for companies that specialize in the production or distribution of episodic video that meets today's demands of the Internet.

As a distribution company, and as the link between today's content producers and content exhibitors, we intend to develop sustainable business models which incorporate the exhibition of video on the Internet. We intend to include as part of these revenue models product placement, advertising, syndication, e-flyers and more. We also intend to use our experience creating and producing

Internet series as a platform for creating proprietary software for various aspects of streaming video production and syndication.

PRODUCTION SERVICES
-------------------

We design and produce digital media such as websites, streaming video, flash movies, banners and audio files. We help our clients create a strategy for promoting their brand, product or services using digital media.

Mediatv works with an experienced team of people capable of producing video especially designed for viewing on the Internet. From concept to delivery, we take care of all aspects of digital video production, including developing the brand, providing all equipment, putting together the team, and completing all photography, post-production and compression. For these services, we rely on subcontractors for now and possibly full-time employees in the future as permitted depending on our cash flow.

We are currently marketing our production services and we are in discussions with a company for a contract for the production of customized streaming video.

DISTRIBUTION SERVICES
---------------------

We have distribution services available for content producers who want to syndicate their content throughout the Internet - this includes television production companies, television networks, websites and independent producers. As a distributor, we can work with a production company to create a web version of an established television series, and in some cases we will pre-sell a series package (10 or more episodes). In addition to selling product directly to other sites, Mediatv can assist companies in selling their streaming video on a pay-per-view basis to an established viewer base.

We are currently testing the market to help us determine what types of streaming video content is likely to be licensed by websites. The types of product which we are testing include extreme sports clips, animated series, comic strips and magazine type video shows.

TELEVISION AND FILM FINANCE
---------------------------

Mediatv intends to leverage pre-sales agreements that it hopes to arrange for television shows and access interim financing through our network of investors. The potential exists for us to have access to gap financing and interim bank financing. Also, being located in Vancouver may allows Mediatv access to numerous grants, loans and tax incentives available for production filmed in Canada. Mediatv intends to work with production companies and other distribution companies to help put together the many elements that need to be combined for the successful financing of a media project. For these services, we receive consulting fees, a percentage of revenues, and certain distribution and ancillary rights.

CONTENT FOR LICENSING
---------------------

CURRENT PROJECTS

Mediatv has been developing the prototypes for all of its in house series, beginning with FASHIONFREAKZ. The main target market of all our shows is people who surf the Internet on a daily basis who have a few minutes to spare for some entertainment. Each show also appeals to a niche audience. Our initial series, although set in Vancouver, is designed to appeal to audiences around the world. We intend as our target market, people who have high-bandwidth Internet access.

FASHIONFREAKZ

FASHIONFREAKZ is our first Internet series produced in house and we have completed 6 episodes and completed principal photography on 4 more. Each episode is between 3 and 8 minutes and is encoded for the Internet using Windows Media technology. The show is designed for an Internet audience. We also have the capabilities to web cast an event live.

EVENTS. FashionFreakz covers local Vancouver fashion events that garner local press attention such as the M.A.C. Viva Glam Garden Party, Sensations 2001, and the opening party and fetish fashion show for the Showcase television series KINK. Sometimes we are paid to cover an event such as the episode we created for RaHouse Clothing for their summer fashion and dance party extravaganza. We cover events from March through November.

OTHER FORMATS. In addition to making the series available for streaming on the Internet via Windows Media technology, we are also creating several other formats which will be available for purchase in our online store. These include a DVD, CD-Rom and VHS formats of the show. We are also looking into new and developing technologies for streaming video.

TELEVISION SERIES. We believe that FashionFreakz has potential as a television series and we are currently contacting North American broadcasters to secure broadcast license agreements. If we are successful in exhibiting FashionFreakz on television, we expect to receive revenues from the broadcast license, from the increased traffic on our website, and from the increased value of the FashionFreakz brand which could result in increased merchandising revenues.

FASHION INTERNET SERVICES. Through Fashionfreakz, Mediatv is making specialized Internet services available to the fashion industry, including website creation, hosting, and e-commerce services. We are creating a fashion directory as well as an e-business system which will allow merchants to sell their wares through our sites. We currently have a selection of promotional services available which include logos on flyers, sale announcements to targeted email lists, product placement and live advertisements in the show. We have entered into an agreement with Galaxy Blue, a small jewelry manufacturer, to handle e-commerce and promotion for their products. The following is a list of some of the services that we are currently marketing to the fashion industry:

--------------------------------------------------- ------------ -------------
                  Service                            Set Up Fee   Monthly Fee
--------------------------------------------------- ------------ -------------
Model listing on website with photos & resume               $40           $20
--------------------------------------------------- ------------ -------------
Basic Web Page and Listing for Designers                   $100           $30
--------------------------------------------------- ------------ -------------
Web Page, Listing, Links and Promotion for Retail          $150           $45
--------------------------------------------------- ------------ -------------
Bronze E-Commerce Package (10 items)                       $100           $50
--------------------------------------------------- ------------ -------------
Silver E-Commerce Package  (20 items)                      $200           $95
--------------------------------------------------- ------------ -------------
Gold E-Commerce Package (50 items)                         $400          $180
--------------------------------------------------- ------------ -------------

MARKETING. Our marketing plan for the show includes flyers, emails, co-branding with other sites, links on the Internet, publicity, parties, posters and merchandise. We hosted a launch party for FashionFreakz on April 20, 2001 and we were successful in getting some publicity for the show. We have received positive press coverage in magazines and newspapers in Vancouver. We have a deal in place with a website called clubvibes.com, and we are currently promoting our most recent episode through an article section on the front page of their site for each city in which they have a presence. Clubvibes.com is a popular club listings site in Vancouver and has recently expanded to include San Francisco, Las Vegas, San Diego, Seattle, Calgary, Edmonton, Victoria, Whistler, Santa Barbara, Boston, Portland and Toronto. We are currently negotiating with other websites for exhibition of our first ten episodes and we are looking for advertisers to incorporate into the streaming video. We have a banner that we try to put up at the events that we cover. We give out flyers to people at the shows we cover and we distribute flyers in clothing stores and record stores throughout Vancouver. We have several commissioned sales people currently promoting our services within the fashion industry in Vancouver, British Columbia. If we are able to establish the name and brand of FashionFreakz in Vancouver, we plan to expand to other cities.

WEBSITES

Mediatv will have the rights and control the websites for many of the shows which we produce or distribute. We are building the infrastructure to support all of the websites which we control. The websites are designed to maximize revenue opportunities, including banner ads, directories, eflyers, pop up and other advertising, and data mining. Mediatv is setting up a store and we have merchant accounts with American Express, VISA and Mastercard. We are also in the process of developing databases for customer profiles.

WWW.FASHIONFREAKZ.COM is the first ancillary website we are building. In addition to watching the video, we plan to allow viewers the opportunity to purchase clothes online after viewing a show by linking to other websites or by purchasing directly from the Mediatv store. We also intend to feature directories of designers and retail stores on the website.

BRANDING

Our intention is to establish for every series that we create, a brand that has value in many different forms of media. We intend to approach broadcasters to create television shows out of brands that we develop. We anticipate that we will be successful in arranging broadcast licenses for one in every ten series that we produce. We also intend to exploit ancillary rights of each brand such as publishing and merchandising, by partnering with established companies in those areas. In most cases, we will own the exclusive copyright and all ancillary rights for all of the series which we produce, and brands that we create.

OTHER SERIES IN DEVELOPMENT

We are using the templates, marketing materials, contracts and revenue plan that we have created for FASHIONFREAKZ as a basis for developing our other shows. Our programs in development include a health show, a travel show, a social issues show and a music show.

DAXULA

Through an agreement with Bacchus Entertainment Ltd., Mediatv is currently the exclusive marketing and distribution company for the online series DAXULA. Daxula is a modern horror soap opera about two vampire sisters. Sarah and Dax were made into vampires while still in their teens, hundreds of years ago. Since then, the girls have seen and done horrible things that most mortals cannot even imagine. Today, they continue to struggle against their own evil natures as they lead a new generation of vampires against the undead hordes of The Man - an ancient vampire who rules the underworld of drugs, crime, and high-tech corruption. Daxula is an ongoing series of 5-minute episodes broadcast on the Web at www.daxula.com.. The series has been especially designed for the Internet and has as its niche target market teenage girls to whom the content of the series relates (as the struggles of the vampires are similar to the challenges faced by adolescent girls), and who are a fast growing segment of the Internet audience. Two seven minute episodes of DAXULA are already completed and Mediatv is developing packages to pre sell ten more episodes.

Bacchus Entertainment Ltd. currently owns the copyright to Daxula. Bacchus is owned 100% by Penny Green, the President of Mediatv.

PRODUCT PLACEMENT, ADVERTISING AND SPONSORSHIP
----------------------------------------------

Mediatv is currently building alliances with advertising companies, product placement agencies, and telecommunications and technology companies to maximize revenue opportunities for our clients. From product placement to building a consumer database, Mediatv intends to develop and actualize plans for clients to find innovative ways to generate real revenue from their streaming video assets.

PROPRIETARY SOFTWARE
--------------------

We are building an online store which enables us to offer e-commerce and promotional services. We are building the entire store and we own the copyright to all of the software that we produce. Our plan is to offer low cost services to small and medium sized businesses to enable them to sell and promote products and services through our web sites. We are designing the store so that information regarding the products and services can be uploaded directly by the client, including product name, description, picture, attributes, maximum quantity, price, logo, and a store description. Our plans are to allow our clients to apply online for our e-commerce services and all information will be stored in a database which we are building. The User shopping experience that we are creating includes allowing consumers to add and remove products from a basket, charge their purchase to either American Express, VISA or Mastercard, set attributes for each product, and view products through a menu of categories or through a selection of stores.

We intend to use our experience creating and producing Internet series as a platform for creating proprietary software for various aspects of streaming video production and syndication. We intend to develop software with templates for authoring interactive episodic shows for the Internet that will allow us to simultaneously publish interactive shows to various platforms, such as WAP enabled devices, the Internet and other handheld devises, and automatically include sponsorship, advertising and interactive features. We intend to include media management features in the software which we develop.

ENCODING, BANDWIDTH AND MEDIA MANAGEMENT
----------------------------------------

We have agreements in place for reselling e-commerce packages, domain names, web hosting and bandwidth. We are building relationships with technology companies to allow us to offer services to our clients at the lowest prices.

STRATEGIC ALLIANCES

BACCHUS ENTERTAINMENT LTD.

Bacchus Entertainment Ltd., a British Columbia company ("Bacchus") is the producer of Daxula, the Internet series. In November, 2000, Bacchus completed production of the first two episodes of Daxula, which were approximately 7 minutes each (the "Films"). Through an agreement with Bacchus, Mediatv has exclusive world-wide distribution rights for all media, including rights to exhibit the Films on all forms of television, on airlines, on ships, the right to manufacture, sell and exploit CD-ROMs, compact disks, and other physical carriers containing the Films, and the rights to encode the Films and distribute them on the Internet. After full recoupment of all of Mediatv's expenses, the agreement gives Mediatv 50% of all gross receipts from exploitation of the rights in the territory. In addition to licensing the Films, the agreement gives Mediatv the exclusive distribution rights to any episodes of Daxula that are filmed and edited prior to January 5, 2003. The Agreement includes at $10,000 payment to Bacchus in the form of 1,000,000 common shares of Mediatv at a price of $0.01 per share. The shares were issued to Bacchus in October, 2000. Mediatv has an option to purchase all of the copyright, title and interest to Daxula, including all trademarks, copyrights, licenses, merchandising rights, novelisation rights, sound track recording rights, music publishing rights, publishing rights and all underlying rights or elements contained in the Films. Seven more episodes of Daxula of 5 minutes each have been written but not produced. The price of the option is two million common shares of Mediatv and the option may be exercised by Mediatv at any time prior to January 5, 2003. Under the agreement, Mediatv is obligated to market the Films and to spend a minimum of $5,000 to market the Films. So far, Media has spent approximately $5,000 on a final sound mix, titles, encoding the Films for the Internet using Windows Media and Quicktime technologies, CD-Rom packaging for the Films and on building the website www.daxula.com. So far, Mediatv has not generated any revenues from the exploitation of the Films. Mediatv's Chief Executive Officer, Penny Green, is the sole shareholder of Bacchus.

DOMAINPEOPLE.COM

Mediatv has entered into a partner-branded agreement with Domainpeople.com. As per the terms of the Agreement, the relationship between Mediatv and Domainpeople.com is not a partnership agreement rather the term "Partner" is used to refer to the DomainPeople Partner-branded Program. DomainPeople and Mediatv are not partners. The parties are Independent Contractors of each other.
 The agreement will enable us to offer the sale of domain names through our web sites. The terms of the agreement allows Mediatv to sell domain names with the ..com, .net, .org, and .tv and new extensions as well as country extensions at prices which we determine and we pay a wholesale price to Domainpeople.com. Mediatv is obligated to purchase at least 20 domain names at wholesale prices during the one year term of the agreement.

NETNATION

Mediatv has signed up for the reseller program at Netnation Communications Inc. ("Netnation"), which entitles us to resell NetNation's web solutions. NetNation's web solutions include many web hosting packages with some value added services like e-commerce and web streaming. We are charged NetNation's retail account set-up and recurring monthly fees for each of the accounts we resell, less a discount, depending on how many resold accounts we have. We are entitled to a 10% discount rate for the first 5 resold accounts, 20% for 6 - 10 resold accounts, 30% for 11 to 20 resold accounts and 35% on 21 plus resold accounts. We are responsible for billing our clients directly, and we may charge any fee and package in any way the NetNation web solutions. As a reseller, we receive 24/7 technical support and customer care. NetNation also provides us with the ability to manage our accounts, track our clients, create new accounts and upgrade web site functionality, add e-mail boxes or delete services. As a reseller, we are entitled to be listed as a reseller on Netnation's website, www.netnation.com, along with information detailing the products and services that we offer. We became a NetNation reseller by purchasing a NetNation master account at a regular price and registering as a reseller. The details of how the NetNation reseller program works are contained at http://www.netnation.ca/partner/resellerprogram.cfm and are attached to this registration statement as an Exhibit.

PSIGATE

We have a merchant agreement with PsiGate through which we have set up merchant accounts to allow us to process payments from VISA, Mastercard and American Express online through our store and our web sites. These merchant agreements allow our customers and online shoppers to charge products or services to their credit cards.

MARKETING

We are developing alliances and associations to add to the current agreements that we hope will provide Mediatv with access to a dynamic, current and diverse selection of streaming and interactive video. We develop strategic marketing plans for each of the projects and shows which we are developing or distributing. Typically, our marketing plan for a show will be based around hosting parties and gala fashion events in Vancouver that fund themselves, and publicity through the parties and through press contacts that we have developed. To market Mediatv as a distribution company, we intend to advertise in industry magazines and newspapers such as the Hollywood Reporter, Variety, Playback magazine and Screen International. We also plan on attending trade conventions at which television series are bought and sold, such as the North American Television Producers Association (NATPE) market in Las Vegas, Nevada in January, the American Film Market (AFM) in Los Angeles, California in February, MIP-TV in Cannes, France in April, MIF - the Cannes International Film Festival and Market in May, the National Association of Broadcasters (NAB) market in Las Vegas, Nevada in June and MIPCOM in Cannes, France in October.

We are in the process of creating a CD-ROM which will serve as a digital portfolio for Mediatv. We are building the portfolio using Macromedia Flash 5.0. The portfolio features different examples of media we have created. Our categories of digital media include websites, streaming video, flash movies, banners and audio files. Other services we offer include digital compression, brand development and digital media strategy. Once our portfolio is complete, we intend to promote our digital media products and services through independent sales agents. We have been interviewing candidates for positions as independent sales agents for several months.

FACILITIES

We are not currently obligated to pay rent as we share offices with Bacchus Entertainment Ltd., and receive use of the office facilities at 1904 West 16th Avenue, Suite 1, Vancouver, BC V6J 2M4. We share expenses for telephone, fax and Internet connectivity with Bacchus. We have use of a production facility with a digital studio located in the home of our Executive Director, Ryan Tunnicliffe, in Vancouver. We paid Mr. Tunnicliffe 15,000 common shares of Mediatv for the use of his studio and all of his digital production equipment for fifteen months. After December 31, 2001, we may continue to use and access the studio and equipment for a price of 1,000 common shares of Mediatv per month.

NEW PRODUCTS OR SERVICES

Other than the web services we are planning to provide to the fashion industry through FashionFreakz, we currently have no new products or services announced or planned to be announced to the public.

COMPETITION

Once we begin offering products or licenses our main, existing and potential competitors for content syndication and distribution, digital media production, and creation of interactive software and revenue models will include:

         o syndication companies which distribute content on the Internet, such as Yellowbrix.com, Screamingmedia.com, Isyndicate.com, Newsedge.com and Mondo Media, which is syndicating 12 weekly animated series to 30 distribution partners including Netscape, Netcentre, NBCi and Entertaindom.

         o streaming video content aggregators such as Video Networks Inc., Eveo, CinemaNow and AtomFilms;

         o  streaming video communities such as 120seconds.com and heavy.com;

         o application infrastructure providers such as Loudeye Technologies, Netnation and RealNetworks;

         o television and film distribution companies such as Hearst Entertainment, New Line Television, and SPI International; and

         o production companies including Hollywood studios and major independents such as Alliance-Atlantis.

OUR COMPETITIVE POSITION

We believe that the quality, format, and production budgets of the video content that is appropriate for the Internet today is substantially different from what is required for programming currently produced and licensed for television. We believe that content for the Internet should be more edgy than television, that it speaks to a younger audience and that the demand for Internet shows is more varied and more niche orientated. We have been careful to keep our costs down by limiting the number of employees. We have developed crews for the production of digital media that are smaller in number than crews usually required for television production. Our crew for the production of Fashionfreakz, for example, requires only four or five people. This is because each person is able to provide several functions and because we use simple and effective production techniques. The director of Fashionfreakz also does the sound recording, and all post production. The hostess of Fashionfreakz usually does her own costume design, hair and makeup. We always shoot video using digital cameras, which is much cheaper than shooting on film. Our cost saving measure enable us to provide digital production services at a competitive rate. We hope that our low production costs for video we create ourselves, such as Fashionfreakz, will allow us to break even sooner than more expensive productions.

Many of the members of our production teams and many of the other independent contractors hired by Mediatv work from home, and most of them use their own equipment and computers to create media or provide us with other services. We hope that this will allow us to scale up our infrastructure if we are able to secure more contracts to produce digital media or if licensing agreements allow us to create more content in house. We believe that in today's volatile market place, it is essential to have an easily scaled infrastructure.

Our objective is to develop business models for distributing entertainment in a way that is profitable for us and for our clients. We believe that over the next few years, web sites will find an increasing demand for streaming video and other moving image content as high bandwidth penetration increases. Also, advertising companies and brand managers are looking for ways to use the Internet which go beyond simple banner advertising. We believe that by focusing on all the elements involved in the exhibition of streaming video on the Internet we will develop an expertise in that niche which will give us a competitive edge over television distribution companies, whose management is accustomed to dealing with bigger budget shows and wider audiences, and over content syndicators whose focus is on delivering news items in the form of text and photos. We intend also to distribute media through traditional forms such as television and video.

In addition to providing product to web sites, with each show we are creating a brand with a potential franchise. We believe that the value we create in these brands may provide us with additional revenue streams such as ancillary rights, merchandise sales and television broadcast licenses.

We believe that off line entertainment companies will be looking for companies to partner with to forge into the Internet marketplace. By offering expertise and services designed to bridge the gap between traditional entertainment and the Internet, we will be targeting off line entertainment companies.

SOURCES AND AVAILABILITY OF RAW MATERIALS

As of the date of this prospectus, we have no need for raw materials or suppliers.

CUSTOMER BASE

As of the date of this prospectus, we have very few customers. If we are able to establish a customer base in the future, we may become dependent on a few major customers.

INTELLECTUAL PROPERTY

We own the copyright in all of the series which we produce. We control the domain names www.fashionfreakz.com, www.mediatelevision.tv , and www.daxula.com. We have applied for a registered trademark for Fashionfreakz.com with the US Patent and Trademark Office.

LEGISLATION AND GOVERNMENT REGULATION

Laws and regulations directly applicable to Internet communications, commerce and advertising are becoming more prevalent. In addition to recent laws enacted by the United States Congress regulating children's privacy, copyrights and taxation, Mediatv is subject to rules and regulations around the world which effect the business of the Internet. Also, because Mediatv carries on business in Canada, it is subject to laws regarding employment, taxes and other regulatory issues for its Canadian operations.

The European Union recently enacted its own privacy regulations that may result in limits on the collection and use of certain user information. The laws governing the Internet, however, remain largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel and commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business on the Internet. Furthermore, the Federal Trade Commission has recently investigated the disclosure of personal identifying information obtained from individuals by Internet companies. Evolving areas of law that are relevant to our business include privacy law, proposed encryption laws, content regulation and sales and use tax. For example, changes in copyright law could require us to change the manner in which we conduct business or increase our costs of doing business. Because of this rapidly evolving and uncertain regulatory environment, we cannot predict how these laws and regulations might affect our business. In addition, these uncertainties make it difficult to ensure compliance with the laws and regulations governing the Internet. These laws and regulations could harm us by subjecting us to liability or forcing us to change how we do business.

RESEARCH AND DEVELOPMENT

To date, we have not undergone any research and development, except as required to build our websites and our Internet series, and some inquiries to help us determine for which type of streaming video content we should acquire distribution rights.

ENVIRONMENTAL LAW COMPLIANCE

To the extent which environmental compliance may be necessary, we do not anticipate any significant compliance expense.

EMPLOYEES

As of January 22, 2002, we have two full time contractors that work 40 hours a week, our President Penny Green and our Executive Director, Ryan Tunnicliffe. Approximately 10 people work for Mediatv on a contract basis in various areas of Production of the series FashionFreakz.com, including Director of Photography, stills photographer, writer, web designers, make-up artists and camera operators We also engage independent contractors in the areas of bookkeeping, accounting, sales, business development and legal services. We have several sales agents who work on a commission only basis, that market our production services and sell advertising space in our multi-media properties. None of our employees are represented by a collective bargaining unit, and we consider our relations with our employee and contractors to be good.

Reports to Security Holders

Upon effectiveness of this registration statement, we will be subject to the reporting and other requirements of the Securities Exchange Act of 1934 and we intend to furnish our shareholders annual reports containing financial statements audited by our independent auditors and to make available quarterly reports containing unaudited financial statements for each of the first three quarters of each year.

The public may read and copy any materials that we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding our electronic filings with the SEC. The address of that site is http://www.sec.gov. Other information may be obtained from our Company website, http://www.mediatelevision.tv

           MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

The following discussion should be read in conjunction with our consolidated financial statements, including the notes thereto, appearing elsewhere in this prospectus. The discussions of results, causes and trends should not be construed to imply any conclusion that these results or trends will necessarily continue into the future.

OVERVIEW

Mediatv is a development stage company and our efforts have been principally devoted to the business of producing, acquiring, and syndicating episodic series designed especially for the Internet.

We anticipate that our business will incur significant operating losses in the future. At this time, we believe that our success depends on our ability to build a selection of quality content available for distribution on the Internet.

The Company's existence is dependent upon management's ability to develop profitable operations and resolve it's liquidity problems. Management anticipates the Company will attain profitable status and improve its liquidity through the continued developing of its products, establishing a profitable market for the Company's products and additional equity investment in the Company.

In order to improve the Company's liquidity, the Company is actively pursuing additional equity financing through discussion with investment bankers and private investors. There can be no assurance the Company will be successful in its effort to secure additional equity financing. If the Company is unable to raise equity or obtain alternative financing, the Company may not be able to continue operations with respect to the filming further episodes of Fashionfreakz and the Company may have to cease distribution and acquisition activities.

If operations and cash flow continue to improve through these efforts, management believes that the Company can continue to operate. However, no assurance can be given that management's actions will result in profitable operations or the resolution of its liquidity problems.

If we are able to raise sufficient funds, we intend to spend $10,000 over the course of the next year in the development of our contacts for a distribution and licensing network in North America, and in the release and marketing of a FashionFreakz DVD. If we are able raise additional financing , we expect to expand our operations with the purchase of $3,000 worth of major equipment. The Company's business plan provides for an increase of 4 part time contractors in the next 12 months.

RESULTS OF OPERATIONS

The Company sustained a net loss of $ 63,804 for the year ended September 30, 2001 and $14,579 for the six month ended March 31, 2002, respectively. Losses during that period were primarily attributable to the development of our websites and administrative fees.

The company had revenues of $10,915 for the period ending March 31, 2002 which consisted of $8,037 in Internet services and design (including FashionFreakz production fees, digital production service fees, and fees for e-commerce) and $2,878 from the proceeds from the Fashionfreakz launch party.

As of March 31, 2002, we had a deficit in working capital of approximately $ 11,411. We intend to continue to make financial investments in marketing, content, technology and website development. The Company expects to have revenues from digital production services within the next quarter. The Company expects in incur substantial losses over the next year.

We have entered into various license agreements and strategic alliances in order to build our audience, provide content, and generate on-line traffic, and generate revenue through on-line sales of products and services. We expect that we will continue to enter into such arrangements.

We have been negotiating with a large media company for licensing of episodes of Fashionfreakz.com We have also been negotiating with several content producers regarding acquiring their content for distribution by Mediatv. These alliances may involve significant amounts of intangible assets, or non-cash charges that may affect our operating results over the next several fiscal periods.

We have been negotiating with companies to build marketing alliances. These alliances may involve significant amounts of intangible assets, or non-cash charges that may affect our operating results over the next several fiscal periods.

LIQUIDITY AND CAPITAL RESOURCES

As a result of the Company's operating loss of $ 78,383 from its inception on October 11, 2000 through March 31, 2002, the Company generated a cash flow deficit of $ 51,434 from operating activities, adjusted principally for depreciation and amortization of $ 200, and equity based compensation of $ 31,533. The Company met its cash requirements during this period through the receipt of $ 16,204 of cash advanced from an entity controlled by the Company's President as well as $ 36,117 received in exchange for the sales of the Company's common stock in a private placement to sophisticated investors

While the Company has raised capital to meet its working capital requirements in the past, additional financing is required, in order to meet current and projected cash flow deficits from operations. The Company plans to seek financing in the form of equity and debt. The Company believes that once it goes fully reporting and obtains a listing, it will be able to attain sufficient equity financing through the sale of its securities in order to continue its current level of operations. Until that time, the Company's President will be deferring any cash compensation, as will the Company's attorney. The Company will continue to engage outside contractors and consultants who are willing to be paid in stock rather than cash, which will mitigate the Company's deficiency in liquidity. Expenses incurred which cannot be paid in stock, such as Auditors fees, will be paid through shareholders loans from the Company's President until such time as the Company can raise sufficient equity financing. The Company anticipates these expenses to be no more than $15,000 per year to maintain operations. While the Company believes these measures will sufficiently address the Company's deficiency in liquidity, there are no assurances the Company will be successful in raising the funds required. If the Company is unable to raise the necessary funds, the Company may not be able to pay its internet hosting fees, making the Company's website and content unavailable to the public, and the Company may not be able to pay its auditor which could result in failure to comply with accounting disclosure requirements.

The Company borrowed $16,204 from Bacchus Entertainment, Ltd., a company owned by the Company's President, Penny Green. The funds from the loan were used for working capital purposes. The loan is interest free and there are no specific repayment terms.

As the Company continues to expand, the Company will incur additional costs for personnel. In order for the Company to attract and retain quality personnel, management anticipates it will continue to offer competitive salaries, issue common stock to consultants and employees, and grant Company stock options to current and future employees.

The effect of inflation on the Company's revenue and operating results was not significant. The Company's operations are located primarily in Canada and there are no seasonal aspects that would have a material effect on the Company's financial condition or results of operations.

The Company's independent certified public accountants have stated in their report dated January 21, 2002 included herein, that the Company has incurred operating losses from its inception, and that the Company is dependent upon management's ability to develop profitable operations. These factors among others may raise substantial doubt about the Company's ability to continue as a going concern.

NEW ACCOUNTING PRONOUNCEMENTS

The Company adopted Statement of Financial Accounting Standards No. 132, Employers' Disclosures about Pension and Other -Post Employment Benefits ("SFAS 132") in the year ended September 30, 2001. SFAS 132 establishes disclosure requirements regarding pension and post employment obligations. SFAS 132 does not affect the Company as of September 30, 2001.

The Company adopted Statement of Financial Standards No. 133, Accounting for Derivative Instruments and for Hedging Activities ("SFAS 133") in the year ended September 30, 2001. SFAS 133 requires that certain derivative instruments be recognized in balance sheets at fair value and for changes in fair value to be recognized in operations. Additional guidance is also provided to determine when hedge accounting treatment is appropriate whereby hedging gains and losses are offset by losses and gains related directly to the hedged item. SFAS 133's impact on the Company's consolidated financial statements is not expected to be material as the Company has not historically used derivative and hedge instruments.

In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 (" SAB 101"), Revenue Recognition in Financial Statements, which will become effective December 31, 2000. The Company does not expect the standard to have a material effect on its financial condition or operating results.

In March 2000, the Financial Accounting Standards Board issued interpretation No. 44 ("FIN 44"), "Accounting for Certain Transactions Involving Stock Compensation, an Interpretation of APB Opinion No. 25". FIN 44 clarifies the application of APB No. 25 for (a) the definition of employee for purposes of applying APB No. 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequences of various modifications to previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 2, 2000 but certain conclusions cover specific events that occur after either December 15, 1998 or January 12, 2000. The adoption of FIN 44 did not have an affect on the Company's financial statements but may impact the accounting for grants or awards in future periods

In June, 2000, Statement of Position No. 00-2, Accounting for Producers or Distributors of Films, was issued, which replaces SFAS No. 53, Financial Reporting by Producers and Distributors of Motion Picture Films. The accounting standard establishes new accounting standards for producers and distributors of films, including changes in revenue recognition and accounting for advertising, development and overhead costs. This pronouncement is effective for fiscal years beginning after December 15, 2000, but earlier application is acceptable. The Company believes that it is already in substantial compliance with the accounting requirements as set forth in this new pronouncement, and therefore believes that adoption will not have a material effect on financial condition or operating results.

In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 141, "Business Combinations" ("FAS 141") and FAS 142, "Goodwill and Other Intangible Assets" ("FAS 142"). FAS 141 addresses the initial recognition and measurement of goodwill and other intangible assets acquired in a business combination. FAS 142 addresses the initial recognition and measurement of intangible assets acquired outside of a business combination, whether acquired individually or with a group of other assets, and the accounting and reporting for goodwill and other intangibles subsequent to their acquisition. These standards require all future business combinations to be accounted for using the purchase method of accounting. Goodwill will no longer be amortized but instead will be subject to impairment tests at least annually. The Company is required to adopt FAS 141 and FAS 142 on a prospective basis as of January 1, 2002; however, certain provisions of these new standards may also apply to any acquisitions concluded subsequent to June 30, 2001. As a result of implementing these new standards, the Company will discontinue the amortization of goodwill as of December 31, 2001. The Company does not believe that the adoption of FAS 141 and 142 has a material impact on its consolidated financial statements

In October 2001, the Financial Accounting Standards Board issued FAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("FAS 144"). FAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement supersedes FAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("FAS 121") and related literature and establishes a single accounting model, based on the framework established in FAS 121, for long-lived assets to be disposed of by sale. The Company is required to adopt FAS 144 no later than January 1, 2002. The Company does not believe that the adoption of FAS 144 will have a material impact on its consolidated financial

                             DESCRIPTION OF PROPERTY

Our executive offices are located at 1904 West 16th Avenue, Suite 1, Vancouver, BC V6J 2M4, telephone (604) 732 4804, fax (604) 408 5177, where we share space in the offices of our President, Penny Green. The space is approximately 800 square feet total and we are leased the space free of charge. We share costs for the telephone, fax, and Internet bandwidth. We feel that this space is adequate for our needs at this time, and we feel that we will be able to locate adequate space in the future, if needed, on commercially reasonable terms.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than the sale of shares to our officers and directors and the transactions listed below, we have not entered into any transactions with our officers, directors, persons nominated for these positions, beneficial owners of 5% or more of our common stock, or family members of these persons. We are a partially owned subsidiary of Bacchus Entertainment Ltd., a company incorporated in British Columbia which is 100% owned by Penny Green, our President.

Bacchus Entertainment Ltd., a British Columbia company ("Bacchus") is the producer of Daxula, the Internet series. In October, 2000 Bacchus received 1,000,000 common shares from Mediatv pursuant to a licensing agreement dated October 15, 2000 for the Internet series Daxula. We also have an option to finance and produce additional episodes of the series and we have an option to purchase all rights to the series for a price of 2,000,000 common shares in Mediatv.

Our President, Penny Green, was our only promoter. Ms. Green provided services for her 500,000 shares of common stock.

We paid Angela Green, the sister of our President, Penny Green, 60,000 common shares for payment in full of her invoices of approximately $12,000 for programming and design of the website of FashionFreakz and for developing and programming the FashionFreakz store.

We have paid Ryan Tunnicliffe, our executive director and the director of FashionFreakz, 1,000 common shares in Mediatv each month for 15 months for a total of 15,000 shares for use and continuous access to his production studio facilities which include digital video cameras, lighting gear, still cameras, editing and special effects programs, sound editing programs, music production equipment, and compression facilities for encoding video for the Internet.

We have paid Chris Ryan, our Sales Manager, 11,666 shares in Mediatv for his services relating to sales and marketing of our production services, our advertising product, and for finding and training a sales team for Mediatv.

Thomas Braun provided organizational services for his 500,000 shares of common stock.

Bacchus Entertainment Ltd., an entity controlled by Penny Green, the Company's President and principal shareholder has advanced $16,204 to the Company as of September 30, 2001 for working capital purposes. There are no specific repayment terms.

The Company shares space in the offices of our President, Penny Green. The space is approximately 800 square feet total and we are leased the space free of charge. We share costs for the telephone, fax, and Internet bandwidth.

Sound Revolution, Inc., which is owned and controlled by Penny Green, the President of the Company, paid us $5,900 to develop a television/Internet series relating to music and to design a corporate logo and website. We have already designed the Internet series and have provided Sound Revolution with design services. We are still obligated to shoot and edit a three minute pilot for the series for Sound Revolution.

                  MARKET FOR COMMON EQUITY AND RELATED MATTERS

MARKET INFORMATION

Our common stock is not traded on any exchange. We plan to eventually seek listing on the OTC Bulletin Board ("OTCBB"), once our registration statement has been declared effective by the Securities and Exchange Commission. We cannot guarantee that we will obtain a listing. There is no trading activity in our securities, and there can be no assurance that a regular trading market for our common stock will ever be developed.

A market maker sponsoring a company's securities is required to obtain a listing of the securities on any of the public trading markets, including the OTCBB. If we are unable to obtain a market maker for our securities, we will be unable to develop a trading market for our common stock. We may be unable to locate a market maker that will agree to sponsor our securities. Even if we do locate a market maker, there is no assurance that our securities will be able to meet the requirements for a quotation or that the securities will be accepted for listing on the OTCBB.

We intend to apply for listing of the securities on the OTCBB, but there can be no assurance that we will be able to obtain this listing. The OTCBB securities are not listed and traded on the floor of an organized national or regional stock exchange. Instead, OTCBB securities transactions are conducted through a telephone and computer network connecting dealers in stocks. Over-the-counter stocks are traditionally smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange.

As of January 22, 2002, there were approximately 51 holders of record of our common stock.

                             EXECUTIVE COMPENSATION

The Company is not presently paying any executive compensation. At the conclusion of the Offering, the Board of Directors may adopt an executive compensation plan for key executives. Such compensation will enable the Company to attract and retain skilled professional managerial and technical executive employees on a competitive basis.

                              FINANCIAL STATEMENTS

The response to this Item is included as a separate Exhibit to this report. Please see pages F-1 through F-21.

           CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
                            AND FINANCIAL DISCLOSURE

The accounting firm of Stefanou & Company, LLP, Certified Public Accountants audited our financial statements. Since inception, we have had no changes in or disagreements with our accountants.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24. INDEMNIFICATION OF OFFICERS AND DIRECTORS

Section 102 of the Delaware General Corporation Law ("DGCL") as amended allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the DGCL provides, among other things, that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the registrant) by reason of the fact that the person is or was a director, officer, agent or employee of the registrant or is or was serving at our request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, judgment, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the registrant, and with respect to any criminal action or proceeding had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the registrant as well but only to the extent of defense expenses (including attorneys' fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to the registrant, unless the court believes that in light of all the circumstances indemnification should apply.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

Our Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:
         o for any breach of the director's duty of loyalty to the registrant or its stockholders;
         o for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

         o under section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or for any transaction from which the director derived an improper personal benefit.

These provisions are permitted under Delaware law.

Our Bylaws provide that:
         o we may indemnify our directors and officers to the fullest extent permitted by Delaware law;
         o we may indemnify our other employees and agents to the same extent that we indemnified our officers and directors, unless otherwise determined by our Board of Directors; and
         o we may advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the fullest extent permitted by Delaware law.

The indemnification provisions contained in our Certificate of Incorporation and Bylaws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise.

Reference is made to the Registrant's Certificate of Incorporation filed as
Exhibit 1 and to the Registrant's By-Laws filed as Exhibit 2 to this document

We have no directors and officers liability insurance at this time. At present, there is no pending litigation or proceeding involving any director, officer, employee or agent where indemnification would be required or permitted.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Our estimated expenses in connection with the issuance and distribution of the securities being registered are estimated to be as follows

Securities and Exchange Commission filing fee                        $    92.00
Legal fees and expenses                                                1,500.00
Accounting fees and expenses                                           1,500.00
Printing  & Marketing expenses                                           500.00
Miscellaneous                                                            800.00
                                                                     -----------
                                                        Total        $ 4,392.00
                                                                     ===========

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

In October, 2000, we issued 500,000 shares of our common stock to our founder, Penny Green, an "accredited" investor, for her duties of founder and President of the company. In October, 2000 we issued 500,000 shares of our common stock to Thomas Braun, for legal services. In October, 2000, we issued Bacchus Entertainment Ltd. 1,000,000 shares of our common stock pursuant to an agreement for licensing of Daxula, the Internet series. These transactions did not involve a public offering and were exempt from registration in the U.S. pursuant to
Section 4(2) and regulation S of the Securities Act of 1933.

Between February 1, 2001 and January 22, 2002 we issued 179,466 shares of our common stock at a price of US$0.20 or CDN$0.30 per share, or aggregate proceeds of US$35,893. Our offering was made available to residents of British Columbia, Canada and was made available through an Offering Memorandum that was filed with the Securities Commission of British Columbia on February 26, 2001. These transactions did not involve a public offering and were exempt from registration in the U.S. pursuant to Section 4(2) and regulation S of the Securities Act of 1933. All of these investors were "accredited" investors.

Between April 2000 and January 2002, the Company issued 107,666 shares of our common stock in payment for consulting services, valued cumulatively at $21,533, or US$.20 per share..
The following lists the individuals to which the shares were issued and their relationship to the Company:


Name                       Number of shares          Relationship to Company

Panolo Di Persico           7,000                    Director of Photography, Fashionfreakz.com
Angela Green               61,000                    Programmer for Mediatelevision and sister of Penny Green,
                                                     the Company's President
Heather Remillard          10,000                    On camera star of the FashionFreakz program
Chris Ryan                 11,666                    Sales Manager of Mediatelevision
Ryan Tunnicliffe           15,000                    Creative Director of Mediatelevision
Michael Badior              2,000                    Consultant to Mediatelevision
Jay Williams                1,000                    Choreographer, Fashionfreakz.com


These issuances were considered exempt from registration under Section 4(2) of the Securities Act of 1933 (transactions by an issuer not involving any public offering).

ITEM 27. EXHIBITS

Exhibit Number Exhibit Description
-------------- -------------------

3.1  (1)       Articles of Incorporation as filed with the Delaware Secretary of State on October 11, 2000
3.2  (1)       Bylaws
4    (1)       Instrument Defining the Right of Holders - Form of Share
                 Certificate
5    (2)       Legal Opinion
10.1 (1)       Agreement with Bacchus Entertainment Ltd. for licensing of Daxula
10.2 (1)       Partner-Branded Agreement with DomainPeople.com
10.3 (1)       Contract with the star of FashionFreakz.com, Heather Remillard
10.4 (1)       Contract with Ryan Tunnicliffe, director of FashionFreakz.com
10.5 (1)       Merchant Agreement with Psi Gate
10.6 (2)       Netnation Reseller Program
10.7 (2)       Promotion Agreement with Galaxyblue
10.8 (2)       Agreement with Sound Revolution
23.1 (2)       Consent of Legal Expert
23.2           Consent of Auditor

(1) previously filed as exhibits to the Company's Form SB-2 filed January 29, 2002 (2) previously filed as exhibits to the Company's Form SB-2/A filed March 28, 2002

                                  UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether this indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

         1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

               o to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               o reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               o include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         2. That for determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         3. To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         4. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission the indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         5. In the event that a claim for indemnification against the liabilities, other than the payment by the Registrant of expenses incurred and paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding, is asserted by the director, officer or controlling person in connection with the securities being registered by this registration statement, will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

         6. For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this Registration Statement as of the time it was declared effective.

         7. For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada, on the 9th day of July, 2002.

                                                  MEDIATELEVISION.TV, INC.

                                                  By:  /s/ Penny O. Green
                                                       -------------------------
                                                       President

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURES                      TITLE                       DATE

/s/ Penny O. Green              Director & President         July 9, 2002
-----------------------------
Penny O. Green

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                       FINANCIAL STATEMENTS AND SCHEDULES

                               SEPTEMBER 30, 2001

                           MEDIATELEVISION. TV , INC
                          (A DEVELOPMENT STAGE COMPANY)

                             MEDIATELEVISION.TV, INC
                          (A DEVELOPMENT STAGE COMPANY)

                          INDEX TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

                                                                        Page No.
                                                                        --------

Report of Independent Certified Public Accountants                           F-3

Consolidated Balance Sheet at September 30, 2001                             F-4
Consolidated Statement of Loss for the Period October 11, 2000
  (date of inception) to September 30, 2001                                  F-5
Consolidated Statement of  Stockholders' Equity for the Period
  October 11, 2000 (date of inception) to September 30, 2001                 F-6
Consolidated Statement of Cash Flows for the Period October 11, 2000
  (date of inception) to September 30, 2001                                  F-7
Notes to Consolidated Financial Statements                            F-8 - F-15

INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
Condensed Consolidated Balance Sheet as of March 31, 2002 and
  September 30, 2001                                                        F-16
Condensed Consolidated Statement of Losses for the three and six months ended March 31, 2002 and 2001 and for the period October
  11, 2000 (date of inception) to March 31, 2002                            F-17
Consolidated Statement of Deficiency in Stockholder's Equity for the
  period October 11, 2000 (date of inception) to March 31, 2002             F-18
Condensed Consolidated Statement of Cash Flows for the six months ended March 31, 2002 and 2001 and for the period October 11, 2000
  (date of inception) to March 31, 2002                                     F-19
Condensed Notes to Consolidated Financial Statements at
  March 31, 2002                                                     F-20 - F-21

                             STEFANOU & COMPANY, LLP
                          CERTIFIED PUBLIC ACCOUNTANTS

                                1360 Beverly Road
                                    Suite 305
                              McLean, VA 22101-3621
                                  703-448-9200
                               703-448-3515 (fax)
                                Philadelphia, PA

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
               --------------------------------------------------

Board of Directors
Mediatelevision.tv, Inc
Vancouver, BC

         We have audited the accompanying consolidated balance sheets of Mediatelvision.tv, Inc (a development stage Company) as of September 30, 2001 and the related consolidated statements of loss, stockholders' equity, and cash flows for the years then ended and for the period October 11, 2000 (date of inception) to September 30, 2001. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based upon our audits.

         We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audit provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Mediatelevision.tv, Inc as of September 30, 2001, and the results of its operations and its cash flows from October 11, 2000 (date of inception) to September 30, 2001, in conformance with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note I to the financial statements, from its inception the Company has suffered recurring losses from operations . This raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note I. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                                /s/ STEFANOU & COMPANY, LLP
                                                ---------------------------
                                                Stefanou & Company, LLP
                                                Certified Public Accountants
McLean, Virginia
January 21, 2002


                             MEDIATELEVISION.TV, INC
                          (A DEVELOPMENT STAGE COMPANY)
                           CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 2001

                                     ASSETS

Current assets:
      Cash and equivalents                                                    $      6
      Deposits                                                                     877
      Advance to related party ( Note  B )                                      11,078
                                                                              ---------
 Total current assets                                                           11,961

 Property & Equipment - at cost
     Property and  Equipment,                                                      887
     Less:  Accumulated Depreciation                                               116
                                                                              ---------
                                                                                   771

 License Agreement, at cost (Note E)                                            10,000
 Total Assets                                                                 $ 22,732
                                                                              =========

                   LIABILITIES AND STOCKHOLDERS' EQUITY

 Current Liabilities:
      Accounts Payable                                                        $    407
      Advances from  shareholder  (Note  C)                                     16,204
                                                                              ---------
                                                                                16,611
Commitments and contingencies (Note E)

 Stockholders' equity : (Note F)
Preferred stock, par value $.0001 per share; 20,000,000 authorized, none
issued and outstanding at September 30, 2001                                         -

Common stock, par value $.0001 per share; 80,000,000 authorized,
2,249,632 issued and outstanding at September 30, 2001                             225
      Additional paid-in-capital                                                69,700
      Deficit accumulated during development stage                             (63,804)
                                                                              ---------
                                                                                 6,121
                                                                              ---------
                                                                              $ 22,732
                                                                              =========

           See accompanying notes to consolidated financial statements

                             MEDIATELEVISION.TV, INC
                          (A DEVELOPMENT STAGE COMPANY)
                         CONSOLIDATED STATEMENT OF LOSS

                           For the Period from October
                          11, 2000 (date of inception)
                           through September 30, 2001

Revenue:
     Design services                                                $     7,086
     Promotional fees                                                     2,878
                                                                    ------------
Total Revenues                                                            9,964

Operating expenses:
     Selling, general and administrative                                 72,922
     Depreciation                                                           116
                                                                    ------------
Total Operating Expenses                                                 73,038
                                                                    ------------
Other Income:
    Foreign currency translation gain (loss)                                729
                                                                    ------------
Net loss before taxes                                                   (63,804)

Provision for income taxes                                                    -
                                                                    ------------

Net Loss                                                            $   (63,804)
                                                                    ============

Loss per Common Share (Basic and Diluted)                           $     (0.03)
                                                                    ============
Weighted Average Common Share Outstanding                             2,043,038
                                                                    ============

           See accompanying notes to consolidated financial statements

                                            MEDIATELEVISION.TV, INC
                                         (A DEVELOPMENT STAGE COMPANY)
                                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                FOR THE PERIOD OCTOBER 11, 2000 (DATE OF INCEPTION) THROUGH SEPTEMBER 30, 2001


                                                                                                                Deficit
                                                                                                              accumulated
                                                                                                                 during
                                                              Common Stock   Common Stock      Additional     Development
                                                 Common shares   Amount      Subscriptions   Paid in Capital     Stage      Total
                                                 -------------   ------      -------------   ---------------  -----------  --------
Common stock issued in October 2000 to
  founders in exchange for services
  rendered at $.01 per share                       1,000,000       100                -               9,900            -     10,000
Common stock issued in October 2000 to
  founder in exchange for License and
  Distribution Agreement at $.01 per share         1,000,000       100                -               9,900            -     10,000

Common Stock subscribed March 2001, at $.20
  per share                                                -         -            3,833                   -            -      3,833
Common Stock subscribed April 2001, at $.20
  per share                                                -         -            6,720                   -            -      6,720

Common Stock issued in April 2001 in exchange
  for services rendered  at $.20 per share            18,000         2                -               3,598            -      3,600
Common Stock subscribed May 2001, at $.20 per
  share                                                    -         -           12,080                   -            -     12,080
Common Stock issued in May 2001 in exchange
  for services rendered  at $.20 per share            67,000         7                -              13,393            -     13,400
Common Stock subscribed June 2001, at $.20 per
  share                                                    -         -            1,200                   -            -      1,200

Common Stock subscribed July 2001, at $.20
  per share                                                -         -            1,026                   -            -      1,026
Common Stock issued in July 2001in exchange
  for services rendered at $.20 per share              8,000         1                -               1,599            -      1,600
Common Stock subscribed August 2001, at $ .20
  per share                                                -         -            1,000                   -            -      1,000

Common Stock issued in August 2001 in exchange
  for services rendered at $ .20 per share            14,666         1                -               2,932            -      2,933
Common Stock subscribed September 2001, at
  $.20 per share                                           -         -            2,533                   -            -      2,533

Conversion of Common Stock Subscriptions on
  September 10, 2001 into Common Stock,              141,966        14          (28,392)             28,378            -          -

Net Loss                                                   -         -                -                   -      (63,804)   (63,804)
                                                 -------------   ------      -------------   ---------------  -----------  --------

Balance at September 30, 2001                      2,249,632     $ 225          $     -        $      69,700  $  (63,804)  $  6,121
                                                  ===========    ======      =============   ===============  ===========  =========

                          See accompanying notes to consolidated financial statements

                             MEDIATELEVISION.TV, INC
                          (A DEVELOPMENT STAGE COMPANY)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                         YEARS ENDED SEPTEMBER 30, 2001

                                                            For the Period from
                                                              October 11, 2000
                                                             (date of inception)
                                                                  through
                                                             September 30, 2001

Cash flows from operating activities:
     Net loss from operating activities                          $(63,804)
     Adjustments to reconcile net income to net cash:
         Common stock issued to founders in exchange for
            services                                               10,000
         Common stock issued in exchange for services              21,533
         Depreciation                                                 116
         Change in:
              Prepaid expenses and other assets                      (877)
              Advances to related parties                         (11,078)
              Accounts Payable                                        407
                                                                 ---------
    Net cash from operating activities                            (43,703)

Cash flows used in investing activities:
     Capital expenditures, net of disposals                          (887)
                                                                 ---------
     Net cash used in investing activities                           (887)

Cash flows (used in)/provided by financing activities:
     Proceeds from stockholder  advances                           16,204
     Proceeds from issuance of common stock                        28,392
                                                                 ---------
     Net cash used in financing activities                         44,596

Net increase in cash and cash equivalents                               6

Cash and cash equivalents at October 11, 2000                           -
                                                                 ---------

Cash and cash equivalents at September 30, 2001                  $      6
                                                                 ---------

Supplemental Disclosures of Cash Flow Information
Cash paid during the period for interest                         $      -
Cash paid during the period for  taxes                                  -
Common stock issued in exchange for services                       21,533

Common stock issued to founders in exchange for services           10,000
Common stock issued to Founder in exchange for
Distribution and License Agreement                                 10,000

           See accompanying notes to consolidated financial statements

                             MEDIATELEVISION.TV, INC
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2001

NOTE A - SUMMARY OF ACCOUNTING POLICIES

A summary of the significant accounting policies applied in the preparation of the accompanying consolidated financial statements follows.

Business and Basis of Presentation

Mediatelevision.tv, Inc (the "Company") was formed on October 11, 2000 under the laws of the State of Delaware. The Company is a development stage enterprise, as defined by Statement of Financial Accounting Standards No. 7 ("SFAS. 7") and is in the business of producing, acquiring and syndicating episodic series designed especially for the Internet. From its inception through the date of these financial statements, the Company has incurred significant operating expenses and accumulated losses of $ 63,804. Consequently, its operations are subject to all risks inherent in the establishment of a new business enterprise.

The consolidated financial statements include the accounts of the Company, and its wholly-owned subsidiary, Mediatelevision.tv Distribution, Ltd. Significant intercompany transactions have been eliminated in consolidation.

REVENUE RECOGNITION

INTERNET SERIES PRODUCTION, DISTRIBUTION AND SYNDICATION. The Company produces episodic video series designed especially for the Internet. Revenues are recognized in accordance with the provisions of Statement of Financial Accounting Standards No. 53 ("SFAS 53"). Revenues from production and license agreements are recognized when the license period begins and the programming is available pursuant to the terms of the agreement, typically when the finished product has been delivered or made available and accepted by the customer. The Company also provides distribution services for content producers who want to syndicate their content through the Internet. Service revenue is recognized when persuasive evidence of a sale or licensing arrangement with a customer exists, the series is complete and has been delivered or is available for immediate and unconditional delivery in accordance with the terms of the arrangement, the license period has begun and the customer can begin its exploitation, exhibition, or sale, the fee is fixed or determinable, and collection of the fee is reasonably assured. No amounts in the historical financials statements currently exist for this item, but this will be the accounting policy upon generating amounts in the future.

PRODUCT PLACEMENT AND ADVERTISING. The Company develops plans for clients to maximize Internet revenue opportunities. Business development fees are generally based upon agreements whereby the clients are contractually obligated to pay to the Company a fixed fee for the opportunity to develop business using the Company's proprietary technology. The fees are recognized by the Company as earned, and the specific timing of which depends on the terms and conditions of the particular contractual arrangements.

PROPRIETARY SOFTWARE. The Company develops software for authoring interactive episodic Internet shows. The Company generates revenues from licensing software, and providing professional services such as consulting, training, development, maintenance, product support and periodic updates for previously licensed products. The Company follows the provisions of Statement of Position No. 97-2 ("SOP 97-2"), "Software Revenue Recognition," as amended by SOP 98-9, "Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions." License revenue is recognized when a non-cancelable, non-contingent license agreement has been signed, the software product has been delivered, no uncertainties exist surrounding product acceptance, fees from the agreement are fixed and determinable, and collection is probable. Revenues from professional services are typically recognized as the services are performed or recognized ratably over the term of the agreements. . No amounts in the historical financials statements currently exist for this item, but this will be the accounting policy upon generating amounts in the future.

ENCODING, BANDWIDTH AND MEDIA MANAGEMENT. Revenues derived from encoding and domain name registration are recognized as service revenue in the period the services are provided. Website creation, hosting, Internet bandwidth, and e-commerce service fees are recognized as service revenue over the life of the related contracts, which in most instances include set up fees and monthly fees. .. No amounts in the historical financials statements currently exist for this item, but this will be the accounting policy upon generating amounts in the future.

PROMOTIONAL AND OTHER FEES . The Company will follow a policy of recognizing fee income as revenue in the period the service is provided.

                             MEDIATELEVISION.TV, INC
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2001

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

Capitalized Software Costs
--------------------------

The Company accounts for the costs of computer software developed or obtained for internal use in accordance with Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." The Company capitalizes costs of materials, consultants, and payroll and payroll-related costs for employees incurred in developing internal-use computer software. Costs incurred during the preliminary project and post-implementation stages are charged to general and administrative expense. No amounts in the historical financials statements currently exist for this item, but this will be the accounting policy upon generating amounts in the future.

Website Development Costs

The Company recognizes website development costs in accordance with Emerging Issue Task Force ("EITF") No. 00-02, "Accounting for Website Development Costs." As such, the Company expenses all costs incurred that relate to the planning and post implementation phases of development of its website. Direct costs incurred in the development phase are capitalized and recognized over the estimated useful life. Costs associated with repair or maintenance for the website are included in cost of net revenues in the accompanying consolidated statement of income. No amounts in the historical financials statements currently exist for this item, but this will be the accounting policy upon generating amounts in the future.

Advertising

The Company recognizes advertising expenses in accordance with SOP 93-7 "Reporting on Advertising Costs." As such, the Company expenses the costs of producing advertisements at the time production occurs. Internet advertising expenses are recognized based on the terms of the individual agreements, which is generally over the greater of the ratio of the number of impressions delivered over the total number of contracted impressions, or a straight-line basis over the term of the contract. Advertising costs incurred during the year ended September 30, 2001 was $ 312.

Income Taxes

Income taxes are provided based on the liability method for financial reporting purposes in accordance with the provisions of Statements of Financial Standards No. 109, "Accounting for Income Taxes". Under this method deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be removed or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statement of operations in the period that includes the enactment date.

Cash Equivalents

For purposes of the Statements of Cash Flows, the Company considers all highly liquid debt instruments purchased with a maturity date of three months or less to be cash equivalents.

Property and Equipment

For financial statement purposes, property and equipment will be depreciated using straight-line method over their estimated useful lives (five years for furniture, fixtures and equipment). The straight-line method of depreciation is also used for tax purposes.

                             MEDIATELEVISION.TV, INC
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2001

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

Long-Lived Assets

The Company has adopted Statement of Financial Accounting Standards No. 121 (SFAS 121). The Statement requires that long-lived assets and certain identifiable intangibles held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. SFAS 121 also requires assets to be disposed of be reported at the lower of the carrying amount or the fair value less costs to sell.

Goodwill and Other Intangibles

Goodwill represents the excess of the aggregate purchase price over the fair value of net assets acquired and is being amortized on a straight-line basis over a period not exceeding five years. The Company reviews impairment of goodwill whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to future undiscounted cash flows of the businesses acquired. Should impairment be identified, a loss would be reported to the extent that the carrying value of the related goodwill exceeds the fair value of that goodwill based upon the expected discounted future cash flows. Through September 30, 2001, no impairment has occurred. . No amounts in the historical financials statements currently exist for this item, but this will be the accounting policy upon generating amounts in the future.

The Company is required to adopt SFAS 141 and 142 on a prospective basis as of January 1, 2002. As a result of implementing these new standards, goodwill will continue to be recognized as an asset, but will not be amortized as previously required by APB Opinion No. 17 "Intangible Assets." Instead, goodwill will be subject to periodic (at least annual) tests for impairment and recognition of impairment losses in the future will be based on a new methodology for measuring impairments prescribed by these pronouncements.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly actual results could differ from those estimates.

Concentrations of Credit Risk

Financial instruments and related items, which potentially subject the Company to concentrations of credit risk, consist primarily of cash, cash equivalents and trade receivables. The Company places its cash and temporary cash investments with high credit quality institutions. At times, such investments may be in excess of the FDIC insurance limit.

Stock Based Compensation

The Company accounts for stock transactions in accordance with APB Opinion 25, "Accounting for Stock Issued to Employees." In accordance with Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation," the Company has adopted the proforma disclosure requirements.

                             MEDIATELEVISION.TV, INC
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2001

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

Liquidity

The Company is in the development stage and its efforts have been principally devoted to the business of producing, acquiring, and syndicating episodic series designed especially for the Internet. The accompanying statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying financial statements, the Company has accumulated a net loss of $ 63,804 during the period October 11, 2000 (date of inception) through September 30, 2001. The Company's current liabilities exceed its current assets by $ 4,650 at September 30, 2001. Consequently, its operations are subject to all risks inherent in the establishment of a new business enterprise, an along with other factors may indicate that the Company will be unable to continue as a going concern for a reasonable period of time. While the Company has raised capital to meet its working capital and financing needs in the past, additional financing is required in order to meet the Company's current and projected cash flow deficits from operations and development. The Company is seeking financing in the form of equity in order to provide the necessary working capital. The Company currently has no commitments for financing. There is no guarantee that the Company we will be successful in raising the funds required.

The Company's management believes that its existing capital resources will be sufficient to fund our current level of operating activities, capital expenditures and other obligations through the next 12 months. However, if during that period or thereafter, the Company is not successful in generating sufficient liquidity from operations or in raising sufficient capital resources, on terms acceptable to the Company , this could have a material adverse effect on the Company's business, results of operations liquidity and financial condition. The accompanying financial statements do not include any adjustments that might result should the Company be unable to continue as a going concern.

COMPREHENSIVE INCOME

The Company does not have any items of comprehensive income in any of the periods presented.

Net Loss Per Share

The Company has adopted Statement of Financial Accounting Standards No. 128, "Earnings Per Share," specifying the computation, presentation and disclosure requirements of earnings per share information. Basic earnings (loss) per share has been calculated based upon the weighted average number of common shares outstanding. Stock options and warrants will be excluded as common stock equivalents in the diluted earnings per share because they are either antidilutive, or their effect is not material.

Foreign Currency Translation

The Company translates the foreign currency financial statements of its Canadian subsidiary in accordance with the requirements of Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation." Assets and liabilities are translated at current exchange rates, and related revenue and expenses are translated at average exchange rates in effect during the period. Resulting translation adjustments are recorded as a separate component in stockholders' equity. Foreign currency translation gains and losses are included in the statement of income.

New Accounting Pronouncements

The Company adopted Statement of Financial Accounting Standards No. 132, Employers' Disclosures about Pension and Other -Post Employment Benefits ("SFAS 132") in the year ended September 30, 2001. SFAS 132 establishes disclosure requirements regarding pension and post employment obligations. SFAS 132 does not affect the Company as of September 30, 2001.

                             MEDIATELEVISION.TV, INC
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2001

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

The Company adopted Statement of Financial Standards No. 133, Accounting for Derivative Instruments and for Hedging Activities ("SFAS 133") in the year ended September 30, 2001. SFAS 133 requires that certain derivative instruments be recognized in balance sheets at fair value and for changes in fair value to be recognized in operations. Additional guidance is also provided to determine when hedge accounting treatment is appropriate whereby hedging gains and losses are offset by losses and gains related directly to the hedged item. SFAS 133's impact on the Company's consolidated financial statements is not expected to be material as the Company has not historically used derivative and hedge instruments.

In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 (" SAB 101"), Revenue Recognition in Financial Statements, which will become effective December 31, 2000. The Company does not expect the standard to have a material effect on its financial condition or operating results.

In March 2000, the Financial Accounting Standards Board issued interpretation No. 44 ("FIN 44"), "Accounting for Certain Transactions Involving Stock Compensation, an Interpretation of APB Opinion No. 25". FIN 44 clarifies the application of APB No. 25 for (a) the definition of employee for purposes of applying APB No. 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequences of various modifications to previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 2, 2000 but certain conclusions cover specific events that occur after either December 15, 1998 or January 12, 2000. The adoption of FIN 44 did not have an affect on the Company's financial statements but may impact the accounting for grants or awards in future periods

In June, 2000, Statement of Position No. 00-2, Accounting for Producers or Distributors of Films, was issued, which replaces SFAS No. 53, Financial Reporting by Producers and Distributors of Motion Picture Films. The accounting standard establishes new accounting standards for producers and distributors of films, including changes in revenue recognition and accounting for advertising, development and overhead costs. This pronouncement is effective for fiscal years beginning after December 15, 2000, but earlier application is acceptable. The Company believes that it is already in substantial compliance with the accounting requirements as set forth in this new pronouncement, and therefore believes that adoption will not have a material effect on financial condition or operating results. The Company plans on adopting SOP 00-2 at the beginning of its next fiscal year.

In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 141, "Business Combinations" ("FAS 141") and FAS 142, "Goodwill and Other Intangible Assets" ("FAS 142"). FAS 141 addresses the initial recognition and measurement of goodwill and other intangible assets acquired in a business combination. FAS 142 addresses the initial recognition and measurement of intangible assets acquired outside of a business combination, whether acquired individually or with a group of other assets, and the accounting and reporting for goodwill and other intangibles subsequent to their acquisition. These standards require all future business combinations to be accounted for using the purchase method of accounting. Goodwill will no longer be amortized but instead will be subject to impairment tests at least annually. The Company is required to adopt FAS 141 and FAS 142 on a prospective basis as of January 1, 2002; however, certain provisions of these new standards may also apply to any acquisitions concluded subsequent to June 30, 2001. As a result of implementing these new standards, the Company will discontinue the amortization of goodwill as of December 31, 2001. The Company does not believe that the adoption of FAS 141 and 142 has a material impact on its consolidated financial statements.

In October 2001, the Financial Accounting Standards Board issued FAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("FAS 144"). FAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement supersedes FAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("FAS 121") and related literature and establishes a single accounting model, based on the framework established in FAS 121, for long-lived assets to be disposed of by sale. The Company is required to adopt FAS 144 no later than January 1, 2002. The Company does not believe that the adoption of FAS 144 will have a material impact on its consolidated financial statements.

                             MEDIATELEVISION.TV, INC
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2001

NOTE B - ADVANCE TO RELATED PARTY

The Company has advanced funds to the Company's President and principal shareholder in the amount of $11,078 as of September 30, 2001. There are no specific repayment terms. .

NOTE C - ADVANCES FROM SHAREHOLDERS

An entity controlled by the Company's President and principal shareholder has advanced $16,204 to the Company as of September 30, 2001 for working capital purposes. There are no specific repayment terms.

NOTE D - INCOME TAXES

Financial Accounting Standards No. 109 requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statement or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between financial statements and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reserve. Temporary differences between taxable income reported for financial reporting purposes and income tax purposes are insignificant.

At September 30, 2001, the Company has available for federal income tax purposes a net operating loss carry forward of $ 63,804, expiring the year 2021, that may be used to offset future taxable income. The Company has provided a valuation reserve against the full amount of the net operating loss benefit, since in the opinion of management based upon the earnings history of the Company, it is more likely than not that the benefits will not be realized. Due to significant changes in the Company's ownership, the Company's future use of its existing net operating losses may be limited.

Components of deferred tax assets at September 30, 2001 are as follows:

                   Non Current:
                   Net Operating Loss carryforward                   $ 21,693
                   Valuation Allowance                                (21,693)
                                                                     ---------
                   Net Deferred tax asset                            $      -
                                                                     =========

NOTE E - COMMITMENTS AND CONTINGENCIES

Lease Commitment

The Company has an informal month-to-month agreement with a consultant to the Company for the use and continuous access to the consultant's production studio facilities, in exchange for 1,000 shares of the Company's restricted common stock .

                             MEDIATELEVISION.TV, INC
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2001

NOTE E - COMMITMENTS AND CONTINGENCIES (continued)

Consulting Agreement
--------------------

The Company has consulting agreements with outside contractors, certain of whom are also Company stockholders, directors and officers. The agreements are generally for a term of 12 months from inception and renewable automatically from year to year unless either the Company or Consultant terminates such engagement by written notice.

NOTE F - CAPITAL STOCK

The Company was incorporated under the laws of the State of Delaware on October 11, 2000 under the name of Mediatelevision.tv, Inc. The Company has authorized 20,000,000 shares of preferred stock, with a par value of $0.0001 per share. As of September 30, 2001, there are no preferred shares outstanding.

The Company has authorized 80,000,000 shares of common stock, with a par value of $0.0001 per share. As of September 30, 2001, there are 2,249,632 shares of common stock outstanding.

In October 2000, the Company issued 500,000 shares of common stock to its President in exchange for services rendered as a founder of the Company. The Company also issued 500,000 shares of common stock to its Vice President in exchange for organizational services. In accordance with EITF 96-18 the measurement date to determine fair value was in October 2000. This was the date at which a commitment for performance by the counter party to earn the equity instrument was reached. The Company valued the shares issued at approximately $0.01 per share, which presents the fair value of the services received which did not differ materially from the value of the stock issued.

In October 2000, the Company issued to an entity controlled by the Company's President and principal shareholder 1,000,000 shares of the Company's common stock pursuant to an agreement for licensing and distributing programming (see Note G). In accordance with Staff Accounting Bulletin Topic 5-G, Transfer of Nonmonetary Assets by Promoters or Shareholders, the Company valued the stock issued at $ 0.01 per share, which represents the shareholder's historical cost of the License Agreement and did not differ materially from the fair value of the stock issued.

Between March 12, 2001 and September 30, 2001, the Company issued a total of 141,966 shares of common stock in a private placements and exempt offerings to sophisticated investors, primarily in Canada and in the United States in exchange for $ 28,392 net of costs and fees.

During the year ended September 30, 2001, the Company issued 107,666 shares of common stock to consultants in exchange for services provided to the Company. The Company valued the shares issued at approximately $0.20 per share, which presents the fair value of the services received which did not differ materially from the value of the stock issued.

NOTE G - RELATED PARTY TRANSACTIONS

The Company compensated a consultant related to the Company's President and principal shareholder 60,000 shares of the Company's common stock for certain web site design services valued at $12,000. The Company valued the shares issued at approximately $0.20 per share, which presents the fair value of the services received which did not differ materially from the value of the stock issued.

The Company entered into an exclusive License and Distribution Agreement ("License") with an entity controlled by the Company's President and principal shareholder to distribute specific programming produced prior to January 5, 2003 in exchange for 1,000,000 shares of the Company's issued and outstanding common stock. After full recoupment of all expenses, the License provides the Company 50% of all revenues from distributing the product on the Internet, as well as 40% of any television and related media licensing. The Company has an option through January 5, 2003 to purchase all of the copyright, title and interest to the programming in exchange 2,000,000 common shares of the Company's common stock . The license value approximates the shareholder's historical cost which consists mainly of cash expenditures associated with the license.

                             MEDIATELEVISION.TV, INC
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2001


NOTE H - NET LOSS PER SHARE

The following table presents the computation of basic and diluted losses per share:

                                                             October 11, 2000
                                                            (date of inception)
                                                           to September 30, 2001

           Loss available to common shareholders             $      (63,804)
                                                             ===============
           Basic and fully diluted loss per share            $        (0.03)
                                                             ===============
           Weighted average common shares outstanding             2,043,038


NOTE I - GOING CONCERN

The accompanying statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements from October 11, 2000 (date of inception of Company), the Company incurred losses from operations of $ 63,804. This factor among others may indicate that the Company will be unable to continue as a going concern for a reasonable period of time.

The Company's existence dependent upon management's ability to develop profitable operations and resolve it's liquidity problems. Management anticipates the Company will attain profitable status and improve its liquidity through the continued developing of its products, establishing a profitable market for the Company's products and additional equity investment in the Company. The accompanying financial statements do not include any adjustments that might result should the Company be unable to continue as a going concern.

In order to improve the Company's liquidity, the Company is actively pursuing additional equity financing through discussion with investment bankers and private investors. There can be no assurance the Company will be successful in its effort to secure additional equity financing.

If operations and cash flow continue to improve through these efforts, management believes that the Company can continue to operate. However, no assurance can be given that management's actions will result in profitable operations or the resolution of its liquidity problems.


                                       MEDIATELEVISION.TV, INC
                                    (A DEVELOPMENT STAGE COMPANY)
                                CONDENSED CONSOLIDATED BALANCE SHEET

                                                                          3/31/2002       9/30/2001
                                                                         (Unaudited)
       ASSETS
 Current assets:
      Cash and equivalents                                                 $      -       $      6
      Deposits                                                                  868            877
      Advance to related parties                                              2,419         11,078
                                                                           ---------      ---------
 Total current assets                                                         3,287         11,961

 Property & Equipment - at cost
     Furniture, Equipment, & Leasehold Improvements                             877            887
     Less:  Accumulated  Depreciation                                           199            116
                                                                           ---------      ---------
                                                                                678            771

 License Agreement, at cost                                                  10,000         10,000

 Total Assets                                                              $ 13,965       $ 22,732
                                                                           =========      =========

 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)

 Current Liabilities:
      Cash balance in excess of available funds                            $      -         $    -
      Accounts Payable                                                          583            407
      Due to shareholder                                                     14,115         16,204
                                                                           ---------      ---------
                                                                             14,698         16,611

 Stockholders' equity (deficiency) :

      Preferred stock, par value $.001 per share;
20,000,000 authorized, none issued and outstanding at
March 31, 2002 and September 31, 2001                                             -              -
      Common stock, par value $.001 per share; 80,000,000
authorized, 2,287,132 and 2,249,632 issued and
outstanding at March 31, 2002 and September 30, 2001,
respectively                                                                    228            225
      Additional paid-in-capital                                             77,422         69,700
      Deficit accumulated during development stage                          (78,383)       (63,804)
                                                                           ---------      ---------
                                                                               (733)         6,121
                                                                           ---------      ---------
                                                                           $ 13,965       $ 22,732
                                                                           =========      =========

             See accompanying footnotes to the unaudited condensed financial statements


                                               MEDIATELEVISION.TV, INC
                                            (A DEVELOPMENT STAGE COMPANY)
                                     CONDENSED CONSOLIDATED STATEMENT OF LOSSES

                                                                                                         For the Period from
                                                                                                           October 11, 2000
                                                                                                         (date of inception)
                                       Three Months Ended March 31,         Six Months Ended March 31,    through March 31,
                                          2002              2001              2002              2001              2002
                                      ------------      ------------      ------------      ------------      ------------
Revenue:
     Internet Service and Design      $       951       $         -       $       951       $         -       $     8,037
     Party/ Ticket Revenue                      -                 -                 -                 -             2,878
                                      ------------      ------------      ------------      ------------      ------------
Total Revenue                                 951                 -               951                 -            10,915

Operating expenses:
     Selling, general and
administrative                              5,247            12,868            11,532            22,940            84,454
     Research & Development                     -                 -                 -                 -                 -
     Depreciation                              44                 -                84                 -               200
                                      ------------      ------------      ------------      ------------      ------------
Operating expense                           5,291            12,868            11,616            22,940            84,654

Other Income                                    -                 -                 -                 -                 -
Translation Gain or Loss                   (3,959)            3,173            (3,914)             (336)           (4,643)
                                      ------------      ------------      ------------      ------------      ------------
                                           (3,959)            3,173            (3,914)             (336)           (4,643)

Net  loss before taxes                     (8,299)           (9,695)          (14,579)          (23,276)          (78,382)

Provision for income taxes                      -                 -                 -                 -                 -
                                      ------------      ------------      ------------      ------------      ------------

Net  loss                             $    (8,299)      $    (9,695)      $   (14,579)      $   (23,276)      $   (78,382)
                                      ============      ============      ============      ============      ============

Loss per Common Share (Basic and
Diluted)                              $     (0.01)      $     (0.00)      $     (0.01)      $     (0.01)      $     (0.04)
                                      ============      ============      ============      ============      ============
Weighted Average Common Share
Outstanding                             2,278,299         2,000,000         2,263,808         1,879,121         2,118,144

                  See accompanying footnotes to the unaudited condensed financial statements


                                                    MEDIATELEVISION.TV, INC
                                                 (A DEVELOPMENT STAGE COMPANY)
                                        CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                          FOR THE PERIOD OCTOBER 11, 2000 (DATE OF INCEPTION) THROUGH MARCH 31, 2002
                                                                                                             Deficit
                                                                                                           accumulated
                                                                                                             during
                                                                      Common Stock  Common Stock           Development
                                                        Common shares    Amount    Subscriptions   APIC       Stage        Total
                                                        -------------    ------    -------------   ----    -----------     -----
Common stock issued in October 2000 to founders in
exchange for services rendered at $.01 per share           1,000,000   $     100   $       -    $   9,900   $       -    $  10,000

Common stock issued in October 2000 to founders in
exchange for License and Distribution agreement at $.01
per share                                                  1,000,000         100           -        9,900           -       10,000
Common Stock subscribed March 2001, at $ 0.20 per share            -           -       3,833            -           -        3,833

Common Stock subscribed April 2001, at $ 0.20 per share            -           -       6,720            -           -        6,720

Common Stock issued in exchange for services rendered in
April 2001                                                    18,000           2           -        3,598           -        3,600

Common Stock subscribed May 2001, at $ 0.20 per share              -           -      12,080            -           -       12,080

Common Stock issued in exchange for services rendered in
May 2001                                                      67,000           7           -       13,393           -       13,400

Common Stock subscribed June 2001, at $ 0.20 per share             -           -       1,200            -           -        1,200

Common Stock subscribed July 2001, at $ 0.20 per share             -           -       1,026            -           -        1,026

Common Stock issued in exchange for services rendered in
July 2001                                                      8,000           1           -        1,599           -        1,600

Common Stock subscribed August 2001, at $ 0.20 per share           -           -       1,000            -           -        1,000
Common Stock issued in exchange for services rendered in
August 2001                                                   14,666           1           -        2,932           -        2,933

Common Stock subscribed September 2001, at $ 0.20 per
share                                                              -           -       2,533            -           -        2,533

Conversion of Common Stock Subscriptions into Common
Stock, September 10, 2001                                    141,966          14     (28,392)      28,378           -            -

Net Loss                                                           -           -           -            -     (63,804)     (63,804)
                                                           ----------  ----------  ----------   ----------  ----------   ----------
Balance at September 30, 2001                              2,249,632   $     225   $       -    $  69,700   $ (63,804)   $   6,121
                                                           ==========  ==========  ==========   ==========  ==========   ==========
Common stock issued for cash , January 2002                   37,500           3           -        7,722           -        7,725
Net loss                                                           -           -           -            -     (14,579)     (14,579)
                                                           ----------  ----------  ----------   ----------  ----------   ----------
Balance at March 31, 2002                                  2,287,132   $     228   $       -    $  77,422   $ (78,383)   $    (733)
                                                           ==========  ==========  ==========   ==========  ==========   ==========

                  See accompanying footnotes to the unaudited condensed financial statements


                                       MEDIATELEVISION.TV, INC
                                    (A DEVELOPMENT STAGE COMPANY)
                           CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS


                                                                                         For the Period from
                                                                                       October 11, 2000 (date
                                                                                       of inception) through
                                                           Six Months Ended March 31,      March 31, 2002
                                                           -------------------------       --------------
                                                             2002            2001
Cash flows from operating activities:
     Net loss from operating activities                     $(14,579)      $(23,276)          $(78,383)
     Adjustments to reconcile net income to net cash:
     Translation Gain or Loss                                  3,914            336              4,643
 Common stock issued to founders in exchange for
   services                                                        -         10,000             10,000
 Common stock issued in exchange for services
   rendered                                                        -              -             21,533
         Depreciation                                             84              -                200
          Change in:
              Prepaid expenses and other assets                    -           (878)              (877)
              Advances to related parties                      2,671         (5,308)            (9,136)
              Accounts Payable                                   179              -                586
                                                            ---------      ---------          ---------
    Net cash from operating activities                        (7,731)       (19,126)           (51,434)
Cash flows used in investing activities:
      Capital expenditures, net of disposals                       -           (887)              (887)
                                                            ---------      ---------          ---------
     Net cash used in investing activities                         -           (887)              (887)
Cash flows (used in)/provided by financing activities:
     Proceeds from stockholder loans                               -         17,458             16,204
     Repayment of stockholder loans                                -              -                  -
     Proceeds from issuance of common stock                    7,725          3,035             36,117
                                                            ---------      ---------          ---------
     Net cash used in financing activities                     7,725         20,493             52,321
Net increase in cash and cash equivalents                         (6)           480                  -
Cash and cash equivalents at beginning of period                   6              -                  -
                                                            ---------      ---------          ---------
Cash and cash equivalents at end of period                  $      -       $    480           $      -
                                                            ---------      ---------          ---------
Supplemental Disclosures of Cash Flow Information
Cash paid during the period for interest                    $      -       $      -           $      -
Income taxes paid                                                  -              -                  -
Common stock issued for services                                   -              -             21,333
Common stock issued to founders                                    -         10,000             10,000

             See accompanying footnotes to the unaudited condensed financial statements

                             MEDIATELEVISION.TV, INC
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2002

NOTE A - SUMMARY OF ACCOUNTING POLICIES
---------------------------------------

GENERAL

The accompanying unaudited consolidated financial statements have been prepared in accordance with the instructions to Form 10-QSB, and therefore, do not include all the information necessary for a fair presentation of financial position, results of operations and cash flows in conformity with generally accepted accounting principles.

In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. The results from developmental stage operations for the six-month period ended March 31, 2002 are not necessarily indicative of the results that may be expected for the year ended September 30, 2002. The unaudited consolidated financial statements should be read in conjunction with the consolidated September 30, 2001 financial statements and footnotes thereto included in the Company's SEC Form SB-2.

BUSINESS AND BASIS OF PRESENTATION

Mediatelevision.tv, Inc (the "Company") was formed on October 11, 2000 under the laws of the State of Delaware. The Company is a development stage enterprise, as defined by Statement of Financial Accounting Standards No. 7 ("SFAS. 7") and is in the business of producing, acquiring and syndicating episodic series designed especially for the Internet. From its inception through the date of these financial statements, the Company has incurred significant operating expenses and accumulated losses of $ 78,383. Consequently, its operations are subject to all risks inherent in the establishment of a new business enterprise.

The consolidated financial statements include the accounts of the Company, and its wholly-owned subsidiary, Mediatelevision.tv Distribution, Ltd. Significant intercompany transactions have been eliminated in consolidation.

RECENT ACCOUNTING PRONOUNCEMENTS

In July 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 141, "Business Combinations" (SFAS No.
141), and Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" (SFAS No. 142). The FASB also issued Statement of Financial Accounting Standards No. 143, "Accounting for Obligations Associated with the Retirement of Long-Lived Assets" (SFAS No. 143), and Statement of Financial Accounting Standards No. 144,"Accounting for the Impairment or Disposal of Long-Lived Assets"(SFAS No. 144), in August and October 2001, respectively.

SFAS No. 141 requires the purchase method of accounting for business combinations initiated after June 30, 2001 and eliminates the pooling-of-interest method. The adoption of SFAS No. 141 had no material impact on the Company's consolidated financial statements.

Effective January 1, 2002, the Company adopted SFAS No. 142. Under the new rules, the Company will no longer amortize goodwill and other intangible assets with indefinite lives, but such assets will be subject to periodic testing for impairment. On an annual basis, and when there is reason to suspect that their values have been diminished or impaired, these assets must be tested for impairment, and write-downs to be included in results from operations may be necessary. SFAS No. 142 also requires the Company to complete a transitional goodwill impairment test six months from the date of adoption.

Any goodwill impairment loss recognized as a result of the transitional goodwill impairment test will be recorded as a cumulative effect of a change in accounting principle no later than the end of fiscal year 2002. The adoption of SFAS No. 142 had no material impact on the Company's consolidated financial statements.

                             MEDIATELEVISION.TV, INC
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2002

NOTE A - SUMMARY OF ACCOUNTING POLICIES (CONTINUED)
---------------------------------------------------

SFAS No. 143 establishes accounting standards for the recognition and measurement of an asset retirement obligation and its associated asset retirement cost. It also provides accounting guidance for legal obligations associated with the retirement of tangible long-lived assets. SFAS No. 143 is effective in fiscal years beginning after June 15, 2002, with early adoption permitted. The Company expects that the provisions of SFAS No. 143 will not have a material impact on its consolidated results of operations and financial position upon adoption. The Company plans to adopt SFAS No. 143 effective January 1, 2003.

SFAS No. 144 establishes a single accounting model for the impairment or disposal of long-lived assets, including discontinued operations. SFAS No. 144 superseded Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" (SFAS No. 121), and APB Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions". The Company adopted SFAS No. 144 effective January 1,2002. The adoption of SFAS No. 144 had no material impact on Company's consolidated financial statements.